Exhibit (d)(7)
IN THE CIRCUIT COURT FOR HARFORD COUNTY, MARYLAND
THIRD JUDICIAL CIRCUIT
JOSEPH CATERELLO, On Behalf of Himself and All Others Similarly Situated and Derivatively on Behalf of SAFENET, INC.,
Plaintiff,
     vs.
SAFENET, INC., WALTER W. STRAUB, SHELLEY A. HARRISON, SEAN R. PRICE, CHRIS S. FEDDE, STEVE LESEM, KEVIN HICKS, BRUCE R. THAW, IRA A. HUNT, JR., THOMAS A. BROOKS, ANDREW E. CLARK, ARTHUR L. MONEY, J. CARTER BEESE, JR., ANTHONY A. CAPUTO, DOUGLAS E. KOZLAY, JILL LEUKHARDT, MICHAEL M. KAPLAN, CAROLE D. ARGO, CEES JAN KOOMEN, DAVID POTTS, KENNETH A. MUELLER, DAVID A. SKALITZKY, RICHARD G. TENNANT,
Defendants,
     And
SAFENET, INC., a Delaware corporation,
Nominal Defendant.
Case No. 12-C-07-708
AMENDED SHAREHOLDER CLASS AND DERIVATIVE COMPLAINT BASED UPON SELF DEALING, BREACH OF FIDUCIARY DUTY, ABUSE OF CONTROL, GROSS MISMANAGEMENT, WASTE OF CORPORATE ASSETS, UNJUST ENRICHMENT, ACCOUNTING, RESCISSION AND FOR A CONSTRUCTIVE TRUST
DEMAND FOR JURY TRIAL

     Plaintiff, by his attorneys, submits this Amended Class and Derivative Complaint against the defendants named herein.
NATURE OF THE ACTION
     1. This is a stockholder class action brought by plaintiff on behalf of the holders of SafeNet, Inc. (“SafeNet” or the “Company”) common stock seeking injunctive relief against SafeNet and its senior officers and directors arising out of their efforts to complete a sale of SafeNet via an unfair process at a grossly inadequate and unfair price of $28.75 per share to an investor group led by Vector Capital (“Vector”) (the “Buy Out”).
     2. This is a also shareholder derivative action brought on behalf of the Company against certain of its officers and directors seeking to remedy defendants’ violations of state law, including breaches of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment that have caused substantial losses to SafeNet and other damages, such as to its reputation and goodwill. On behalf of SafeNet, this action seeks, among other things, damages, corporate governance reforms, an accounting, rescission, restitution and the declaration of a constructive trust to remedy defendants’ violations of state law.
SUMMARY OF THE ACTION
The Buy Out
     3. In pursuing the unlawful plan to squeeze out SafeNet’s public stockholders for grossly inadequate consideration, the defendants have breached their fiduciary duties of loyalty, due care, independence, candor, good faith and fair dealing, and have aided and abetted such breaches by SafeNet’s officers and directors. Instead of attempting to obtain the highest price reasonably available for the Company’s stockholders, and providing those stockholders with sufficient information and time in order to decide whether to tender their shares defendants spent a substantial effort tailoring the Buy Out to meet the specific needs of the Vector and in a manner designed to extinguish their own liability to SafeNet for past misdeeds and then put the Buy Out on an expedited track.
     4. Currently, SafeNet’s shares are undervalued due to credibility issues concerning the Company’s management and Board of Directors (the “Board”). Specifically, since May 2006, SafeNet has been embroiled in the stock options backdating scandal—a scandal that has already ensnared hundreds of publicly traded companies. As a result, SafeNet is facing scrutiny from the U.S. Attorney’s office, the Securities and Exchange Commission (“SEC”), and its own shareholders who are pursuing class action and derivative suits.
     5. Among many reasons, the Buy Out is structured to take the Company private so that defendants may escape liability in the shareholder derivative suits. Defendants will argue that if the Company is taken private that the derivative plaintiffs will lose standing to pursue claims on behalf of SafeNet.
     6. Moreover, defendants timing of the Buy Out is impeccable. SafeNet currently stands at a unique time in its history when, but for the stock-options-backdating issues, its stock would be growing at a solid pace. Over the past few months, for example, SafeNet has announced successful partnerships and contracts to deliver its information security products to a number of promising customers including the Department of Defense.
     7. Further, defendants structured the Buy Out as a tender offer that is scheduled to commence in a few days. The short time limit under which SafeNet’s shareholders are expected to digest material information concerning the tender offer is unreasonable.
     8. Even if SafeNet’s shareholders were afforded a reasonable time, SafeNet’s current disclosures are deficient. Among other things, SafeNet’s current disclosures do not explain how the tender offer do not represent an appreciable premium over the Company’s previous day closing share price of $28.30. Even worse, SafeNet’s financials are not even current. Indeed, there is a pending restatement of SafeNet’s financials going back to 2000.

     9. Because defendants dominate and control the business and corporate affairs of SafeNet and are in possession of private corporate information concerning SafeNet’s assets, business and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of SafeNet, which makes it inherently unfair for them to pursue any proposed transaction wherein they will reap disproportionate benefits to the exclusion of maximizing stockholder value.
     10. In short, the Buy Out is designed to unlawfully divest SafeNet’s public stockholders of a large portion of the valuable assets of the Company for grossly inadequate consideration. Defendants know that these assets will continue to produce substantial revenue and earnings.
Defendants’ Illegal Backdating Practices
     11. On May 31, 2000, defendants Anthony A. Caputo (“Caputo”), Michael M. Kaplan (“Kaplan”), Carole D. Argo (“Argo”) and Sean R. Price (“Price”) purportedly received options to buy 143,083 shares. In accordance with SafeNet’s stock option plans in effect during May 2000, the grants to these defendants were priced at SafeNet’s stock price on May 31 or $14.75 per share.
     12. Defendants Caputo, Kaplan, Argo and Price were extremely fortunate to receive grants priced at SafeNet’s May 31, 2000 stock price because the Company’s share price would increase by over $10.00 per share in the following four weeks. In other words, the 143,083 options, which were worth nothing at the time they were granted were now worth more than $1.4 million. What is even more astonishing is that Caputo, Kaplan, Argo and Price were “lucky” enough to receive options priced at SafeNet’s very lowest share price for the six month period of March 2, 2000 through August 7, 2000. These options grants and SafeNet’s stock price are illustrated by the following graphs:

May 2000 Stock Option Grants
     13. Defendants’ dating of their 143,083 options on May 31, 2000 was not luck, however. It was part of a grander scheme dating back to at least 1997 and continuing to at least 2005, whereby defendants caused or allowed SafeNet insiders to manipulate their stock-option grants dates so as to secretly maximize their profits from the stock options. Specifically, certain SafeNet insiders—with the benefit of hindsight—cherry-picked their respective stock-option grant dates to take advantage of lower exercise prices than the price on the actual grant date. The price of SafeNet shares on the reported option-grant date, therefore, was lower than the share price on the actual day options were issued. Thus, this illegal practice known as backdating brought SafeNet insiders an instant paper gain. By engaging in this scheme, defendants were able to conceal from investors that the Company was not recording material compensation expenses and materially overstating SafeNet’s net income and earnings per share.
     14. In short, the May 31, 2000 grants were yet another opportunity for defendants Caputo, Kaplan, Argo and Price to make a quick buck at the Company’s expense. Indeed, by

2006, these defendants and others had allowed themselves to sell over $28 million worth of SafeNet stock—many of which was gained from the exercise of backdated options—and realize millions of dollars in illicit compensation through the exercise of backdated option grants and subsequent sale of the Company’s stock.
     15. Defendants’ illegal backdating practices, however, would remain hidden until May 18, 2006, when SafeNet announced that the U.S. Attorney for the Southern District of New York was investigating the Company’s prior stock option grants. In the months that followed: (i) SafeNet would also announce an investigation by the SEC; (ii) that an internal investigation had discovered that options made between 2000 and 2005 were accounted for using incorrect measurement dates, including grants to directors, officers and other employees; and (iii) a restatement of its fiscal 2000 through first fiscal quarter 2006 financial statements.
JURISDICTION AND VENUE
     16. This Court has jurisdiction over each defendant named herein because each defendant is either a corporation that conducts business in and maintains operations in this County, or is an individual who has sufficient minimum contacts with Maryland so as to render the exercise of jurisdiction by the Maryland courts permissible under traditional notions of fair play and substantial justice.
     17. Venue is proper in this Court because one or more of the defendants either resides in or maintains executive offices in this County, a substantial portion of the transactions and wrongs complained of herein, including the defendants’ primary participation in the wrongful acts detailed herein and aiding and abetting and conspiracy in violation of fiduciary duties owed to SafeNet occurred in this County, and defendants have received substantial compensation in this County by doing business here and engaging in numerous activities that had an effect in this County. Specifically, defendants Chris S. Fedde (“Fedde”), David Potts (“Potts”) and Kenneth A. Mueller (“Mueller”) reside in this county. Defendant Walter W. Straub’s (“Straub”) position as interim Chief Executive Officer (“CEO”) of the Company requires him to spend substantial time in this county.
PARTIES
     18. Plaintiff Joseph Caterello is, and at times relevant hereto was, a shareholder of SafeNet.
     19. Defendant and nominal defendant SafeNet develops, markets, and sells hardware and software information security products and services that protect and secure communications, intellectual property, and information and identities. SafeNet’s headquarters are located in Belcamp, Maryland. SafeNet is a Delaware corporation. SafeNet is named as a defendant in the context of the class action solely to allow plaintiff and the class to obtain injunctive relief Plaintiff and the class are not seeking damages against SafeNet.
     20. Defendant Straub is SafeNet’s Chairman and interim CEO and has been since October 2006. Straub is also a director and has been since March 2004. Defendant Straub voted to approve the Buy Out. Because of Straub’s positions, defendant Straub knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at management and Board meetings and committees thereof and via reports and other information provided to him in connection therewith. Defendant Straub sold 143,449 of his personally held shares for $4,466,735.07 in proceeds while in possession of material, non-public information concerning the illegally undisclosed backdating stock option grant practices.
     21. Defendant Shelley A. Harrison (“Harrison”) is a SafeNet director and has been since 1999. Harrison is also Chief Corporate Development Officer and has been since January 2006. Harrison was a part-time employee providing services relating to SafeNet’s Embedded

Security Division, corporate development and business combination strategy from May 2003 to December 2003 and a joint holder of the Office of President and Chief Operating Officer (“COO”) from December 2003 to June 2004. Defendant Harrison voted to approve the Buy Out. Because of Harrison’s positions, defendant Harrison knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at management and Board meetings and committees thereof and via reports and other information provided to him in connection therewith. Harrison received at least 85,000 options that were dated at or very close to the lowest stock price for the month during which options were granted. Accordingly, on information and belief, plaintiff alleges that Harrison backdated these stock options and received illegal compensation from SafeNet that was not disclosed to the Company’s shareholders. Defendant Harrison sold 66,667 of his personally held shares for $2,028,528.80 in proceeds while in possession of material, non-public information concerning the illegally undisclosed backdating stock option grant practices.
     22. Defendant Price is SafeNet’s Senior Vice President, Worldwide Sales and has been since January 2002. Price was Vice President, North American Sales from April 1997 to January 2002. Because of Price’s positions, defendant Price knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at management meetings, as well as, reports and other information provided to him in connection. therewith. Price received at least 71,583 options that were dated at or very close to the lowest stock price for the month during which options were granted. Accordingly, on information and belief, plaintiff alleges that Price backdated these stock options and received illegal compensation from SafeNet that was not disclosed to the Company’s shareholders. SafeNet paid Price the following compensation:

				Long-Term
	Fiscal			Compensation
Defendant	Year	Salary	Bonus	Awards
Price	2003	$363,000	—	20,000
	2002	$251,000	$50,000	20,000
	2001	$214,000	—	22,000
	2000	$233,000	—	53,333
	1999	$150,000	—	—
	1998	$147,513	—	10,000
	1997	$91,326	—	35,000
Defendant Price sold 54,999 of his personally held shares for $1,321,661.38 in proceeds while in possession of material, non-public information concerning the illegally undisclosed backdating stock option grant practices.
     23. Defendant Fedde is SafeNet’s President and COO and has been since October 2006; Senior Vice President and has been since January 2003; and General. Manager, Enterprise Security Division and has been since January 2002. Fedde was Director of Corporate Product Management and Business Development from February 2001 to January 2002. Because of Fedde’s positions, defendant Fedde knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at management meetings, as well as, reports and other information provided to him in connection therewith. Fedde received at least 85,000 options that were dated at or very close to the lowest stock price for the month during which options were granted. Accordingly, on information and belief, plaintiff alleges that Fedde backdated these stock options and received illegal compensation from SafeNet that was not disclosed to the Company’s shareholders. SafeNet paid Fedde the following compensation:

				Long-Term
	Fiscal			Compensation
Defendant	Year	Salary	Bonus	Awards
Fedde	2005	$248,712	—	25,000
	2004	$215,901	$150,000	25,000
	2003	$187,000	$120,000	60,000
	2002	$130,000	$100,000	15,000
	2001	$110,000	—	25,000
Defendant Fedde sold 2,000 of his personally held shares for $67,700 in proceeds while in possession of material, non-public information concerning the illegally undisclosed backdating stock option grant practices.
     24. Defendant Steve Lesem (“Lesem”) is SafeNet’s Senior Vice President of Worldwide Sales and has been since January 2005. Because of Lesem’s position, defendant Lesem knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at management meetings, as well as, reports and other information provided to him in connection therewith. Lesem received at least 15,000 options that were dated at or very close to the lowest stock price for the month during which options were granted. Accordingly, on information and belief, plaintiff alleges that Lesem backdated these stock options and received illegal compensation from SafeNet that was not disclosed to the Company’s shareholders. SafeNet paid Lesem the following compensation:

				Long-Term
	Fiscal			Compensation
Defendant	Year	Salary	Bonus	Awards
Lesem	2005	$221,539	$183,079	115,000
     25. Defendant Kevin Hicks (“Hicks”) is SafeNet’s Vice President, General Counsel, Secretary and Director of Legal Affairs and has been since 2003. Because of Hicks’ positions, defendant Hicks knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at management meetings, as well as, reports and other information provided to him in connection therewith.
     26. Defendant Bruce R. Thaw (“Thaw”) is a SafeNet director and has been since December 1990. Thaw was General Counsel from 1987 to 2000. Thaw is Chairman of the Compensation Committee and has been since 2004. Thaw was a member of the Compensation Committee from 1996 to 1997 and a member of the Audit Committee from 1997 to 1998. Defendant Thaw voted to approve the Buy Out. Because of Thaw’s positions, defendant Thaw knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at management and Board meetings and committees thereof and via reports and other information provided to him in connection therewith. Thaw received at least 10,000 options that were dated at or very close to the lowest stock price for the month during which options were granted. Accordingly, on information and belief, plaintiff alleges that Thaw backdated these stock options and received illegal compensation from SafeNet that was not disclosed to the Company’s shareholders. Defendant Thaw sold 83,467 of his personally held shares for $2,538,490.94 in proceeds while in possession of material, non-public information concerning the illegally undisclosed backdating stock option grant practices.
     27. Defendant Ira A. Hunt, Jr. (“Hunt”) is a SafeNet director and has been since December 1990. Hunt is also a member of the Audit Committee and has been since 1996. Hunt was a member of the Compensation Committee from 1996 to 2003. Defendant Hunt voted to approve the Buy Out. Because of Hunt’s positions, defendant Hunt knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at Board meetings and committees thereof, as well as, reports and other information provided to him in connection therewith. Hunt received at least 10,000 options that were dated at or very close to the Lowest stock price for the month during which options were granted. Accordingly, on information and belief, plaintiff alleges that Hunt backdated these stock options and received illegal compensation from SafeNet that was not disclosed to the Company’s shareholders. Defendant Hunt sold 60,000 of his personally held shares for $1,911,935 in proceeds while in possession of material, non-public information concerning the illegally undisclosed backdating stock option grant practices.
     28. Defendant Thomas A. Brooks (“Brooks”) is a SafeNet director and has been since 1998. Brooks is a member of the Compensation Committee and has been since 1998 and a member of the Audit Committee and has been since 1999. Brooks was Chairman of the Audit Committee in 2000. Defendant Brooks voted to approve the Buy Out. Because of Brooks’ positions, defendant Brooks knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at Board meetings and committees thereof, as well as, reports and other information provided to him in connection therewith. Brooks received at least 10,000 options that were dated at or very close to the lowest stock price for the month during which options were granted. Accordingly, on information and belief, plaintiff alleges that Brooks backdated these stock options and received illegal compensation from SafeNet that was not disclosed to the Company’s shareholders. Defendant Brooks sold 40,517 of his personally held shares for $1,110,189.76 in proceeds while in possession of material, non-public information concerning the illegally undisclosed backdating stock option grant practices.
     29. Defendant Andrew E. Clark (“Clark”) is a SafeNet director and has been since 2001. Clark is also Chairman of the Audit Committee and has been since 2001. Defendant Clark voted to approve the Buy Out. Because of Clark’s positions, defendant Clark knew, consciously disregarded. was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at Board meetings and committees thereof, as well as, reports and other information provided to him in connection therewith. Clark received at least 10,000 options that were dated at or very close to the lowest stock price for the month during which options were granted. Accordingly, on information and belief, plaintiff alleges that Clark backdated these stock options and received illegal compensation from SafeNet that was not disclosed to the Company’s shareholders. Defendant Clark sold 17,750 of his personally held shares for $498,220 in proceeds while in possession of material, non-public information concerning the illegally undisclosed backdating stock option grant practices.
     30. Defendant Arthur L. Money (“Money”) is a SafeNet director and has been since 2002. Money is also a member of the Audit Committee and has been since 2004 and a member of the Compensation Committee and has been since 2004. Defendant Money voted to approve the Buy Out. Because of Money’s positions, defendant Money knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at Board meetings and committees thereof, as well as, reports and other information provided to him in connection therewith.

     31. Defendant J. Carter Beese, Jr. (“Beese”) is a SafeNet director and has been since June 2006. Defendant Beese voted to approve the Buy Out. Because of Beese’s position, defendant Beese knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at Board meetings and committees thereof, as well as, reports and other information provided to him in connection therewith.
     32. Defendant Caputo was SafeNet’s CEO from 1987 to October 2006. Caputo was also Chairman of the Board from November 1986 to October 2006 and a member of the Compensation Committee from 1996 to 1997. Because of Caputo’s positions, defendant Caputo knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at management and Board meetings and committees thereof and via reports and other information provided to him in ‘connection therewith. Caputo received at least 680,000 options that were dated at or very close to the lowest stock price for the month during which options were granted. Accordingly, on information and belief, plaintiff alleges that Caputo backdated these stock options and received illegal compensation from SafeNet that was not disclosed to the Company’s shareholders. SafeNet paid Caputo the following compensation:

				Long-Term
	Fiscal			Compensation	All Other
Defendant	Year	Salary	Bonus	Awards	Compensation
Caputo	2005	$431,102	—	100,000	$77,407
	2004	$377,000	$565,000	100,000	$77,407
	2003	$340,000	$335,000	100,000	$77,407
	2002	$329,400	$330,000	100,000	$77,407
	2001	$344,000	—	211,600	—
	2000	$332,750	$192,000	80,000	—

				Long-Term
	Fiscal			Compensation	All Other
Defendant	Year	Salary	Bonus	Awards	Compensation
	1999	$302,500	$123,750	—	—
	1998	$275,000	$110,000	—	—
	1997	$250,000	$82,500	50,000	—
	1996	$225,000	—	—	—
	1995	$150,486	$135,000	5,000	—
	1994	$135,000	—	—	—
Defendant Caputo sold 205,300 of his personally held shares for $5,613,050 in proceeds while in possession of material, non-public information concerning the illegally undisclosed backdating stock option grant practices.
     33. Defendant Douglas E. Kozlay (“Kozlay”) was a SafeNet director from 1983 to 2000. Kozlay was also President from 1983 to March 1993. Kozlay co-founded SafeNet. Because of Kozlay’s positions, defendant Kozlay knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at management and Board meetings and committees thereof and via reports and other information provided to him in connection therewith. Defendant Kozlay sold 80,000 of his personally held shares for $2,181,653 in proceeds while in possession of material, non-public information concerning the illegally undisclosed backdating stock option grant practices.
     34. Defendant Jill Leukhardt (“Leukhardt”) was a SafeNet director from December 1990 to 1999 and was Senior Vice President, Marketing from June° 1995 to 1999. Leukhardt was SafeNet’s Vice President of Sales and Marketing from 1989 to 1995. Because of Leukhardt’s positions, defendant Leukhardt knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at management and Board meetings and committees thereof and via reports and other information provided to her in connection therewith. SafeNet paid Leukhardt the following compensation:

			Long-Term
	Fiscal		Compensation
Defendant	Year	Salary	Awards
Leukhardt	1996	$157,938	—
	1995	$170,026	40,000
	1994	$106,733	14,000
Defendant Leukhardt sold 10,000 of her personally held shares for $293,200 in proceeds while in possession of material, non-public information concerning the illegally undisclosed backdating stock option grant practices.
     35. Defendant Kaplan was SafeNet’s Senior Vice President and Chief Technology Officer from January 2001 to July 2003 and Senior Vice President, Technology from January 1996 to January 2001. Because of Kaplan’s positions, defendant Kaplan knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at management meetings, as well as, reports and other information provided to him in connection therewith. Kaplan received at least 50,000 options that were dated at or very close to the lowest stock price for the month during which options were granted. Accordingly, on information and belief, plaintiff alleges that Kaplan backdated these stock options and received illegal compensation from SafeNet that was not disclosed to the Company’s shareholders. SafeNet paid Kaplan the following compensation:

				Long-Term
	Fiscal			Compensation
Defendant	Year	Salary	Bonus	Awards
Kaplan	2001	$118,000	—	12,100
	2000	$192,000	$93,000	60,000
	1999	$180,000	$49,500	—
	1998	$154,750	$49,500	10,000
	1997	$150,000	$42,500	—
	1996	$131,827	$138,291	50,000

Defendant Kaplan sold 111,100 of his personally held shares for $3,101,668.84 in proceeds while in possession of material, non-public information concerning the illegally undisclosed backdating stock option grant practices.
     36. Defendant Argo was SafeNet’s interim Chief Financial Officer (“CFO”) from April 2006 to October 2006. Argo was also SafeNet’s President and COO from June 2004 to October 2006; Senior Vice President and CFO from 1999 to June of 2004 and Secretary and Treasurer from January 2000 to June 2004. Because of Argo’s positions, defendant Argo knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at management meetings, as well as, reports and other information provided to her in connection therewith. Argo received at least 269,500 options that were dated at or very close to the lowest stock price for the month during which options were granted. Accordingly, on information and belief, plaintiff alleges that Argo backdated these stock options and received illegal compensation from SafeNet that was not disclosed to the Company’s shareholders. SafeNet paid Argo the following compensation:

				Long-Term
	Fiscal			Compensation
Defendant	Year	Salary	Bonus	Awards
Argo	2005	$315,404	—	50,000
	2004	$271,957	$226,600	100,000
	2003	$180,000	$175,000	50,000
	2002	$153,000	$175,000	—
	2001	$166,000	—	62,000
	2000	$161,000	$75,000	33,000
	1999	$68,750	$26,250	40,000
Defendant Argo sold 40,000 of her personally held shares for $1,529,100 in proceeds while in possession of material, non-public information concerning the illegally undisclosed backdating stock option grant practices.

     37. Defendant Cees Jan Koomen (“Koomen”) was SafeNet’s Senior Vice President and General Manager, Embedded Security Division from January 2002 to April 2003. Because of Koomen’s positions, defendant Koomen knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at management meetings, as well as, reports and other information provided to him in connection therewith. Koomen received at least 37,500 options that were dated at or very close to the lowest stock price for the month during which options were granted. Accordingly, on information and belief, plaintiff alleges that Koomen backdated these stock options and received illegal compensation from SafeNet that was not disclosed to the Company’s shareholders. Defendant Koomen sold 18,000 of his personally held shares for $477,240 in proceeds while in possession of material, non-public information concerning the illegally undisclosed backdating stock option grant practices.
     38. Defendant Potts was SafeNet’s Senior Vice President and General Manager, Embedded Security Division from April 2003 to March 2005. Because of Potts’ positions, defendant Potts knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at management meetings, as well as, reports and other information provided to him in connection therewith. Potts received at least 10,000 options that were dated at or very close to the lowest stock price for the month during which options were granted. Accordingly, on information and belief, plaintiff alleges that Potts backdated these stock options and received illegal compensation from SafeNet that was not disclosed to the Company’s shareholders. SafeNet paid Potts the following compensation:

					Long-Term
	Fiscal			Other Annual	Compensation
Defendant	Year	Salary	Bonus	Compensation	Awards
Potts	2004	$215,009	—	—	10,000
	2003	$143,000	$65,000	$109,000	—
Defendant Potts sold 12,500 of his personally held shares for $458,750 in proceeds while in possession of material, non-public information concerning the illegally undisclosed backdating stock option grant practices.
     39. Defendant Mueller was SafeNet’s CFO, Senior Vice President and Treasurer from June 2004 to April 2006. Because of Mueller’s position, defendant Mueller knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at management meetings, as well as, reports and other information provided to him in connection therewith. Mueller received at least 150,000 options that were dated at or very close to the lowest stock price for the month during which options were granted. Accordingly, on information and belief, plaintiff alleges that Mueller backdated these stock options and received illegal compensation from SafeNet that was not disclosed to the Company’s shareholders. SafeNet paid Mueller the following compensation:

					Long-Term
	Fiscal			Other Annual	Compensation
Defendant	Year	Salary	Bonus	Compensation	Awards
Mueller	2005	$300,808	—	—	50,000
	2004	$143,118	$68,750	$185,000	100,000
Defendant Mueller sold 12,500 of his personally held shares for $457,625 in proceeds while in possession. of material, non-public information concerning the illegally undisclosed backdating stock option grant practices.

     40. Defendant David A. Skalitzky (“Skalitzky”) was SafeNet’s Treasurer from December 1990 to 2000. Skalitzky was also Secretary from March 1993 to 2000 and Vice President, Finance from July 1989 to July 1998. Because of Skalitzky’s positions, defendant Skalitzky knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that ‘SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at management meetings, as well as, reports and other information provided to him in connection therewith. Defendant Skalitzky sold 6,000 of his personally held shares for $342,000 in proceeds while in possession of material, non-public information concerning the illegally undisclosed backdating stock option grant practices.
     41. Defendant Richard G. Tennant (“Tennant”) was SafeNet’s Vice President of Finance and Administration and CFO from July 1997 to 1998. Because of Tennant’s positions, defendant Tennant knew, consciously disregarded, was reckless and grossly negligent in not knowing or should have known that SafeNet insiders were improperly backdating stock option grants to maximize their personal profits, via access to internal corporate documents, conversations and connections with other corporate officers and employees, attendance at management meetings, as well as, reports and other information provided to him in connection therewith.
     42. The defendants identified in ¶¶1120-21, 26-34 are referred to herein as the “Director Defendants.” The defendants identified in ¶¶20-21, 26-31 are referred to herein as the “Current Director Defendants.” The defendants identified in ¶¶120-26, 32-41 are referred to herein as the “Officer Defendants.” The defendants identified in ¶¶1120-23, 26-29, 32-40 are referred to herein as the “Insider Selling Defendants.” Collectively, the Director Defendants, the Officer

Defendants and the Insider Selling Defendants are referred to herein as the “Individual Defendants.”
DEFENDANTS’ FIDUCIARY DUTIES IN CONNECTION WITH THE BUY OUT
     43. Under Delaware law, in any situation where the directors of a publicly traded corporation undertake a transaction that will result in either: (i) a change in corporate control; or (ii) a break up of the corporation’s assets, the directors have an affirmative fiduciary obligation to obtain the highest value reasonably available for the corporation’s shareholders, and if such transaction will result in a change of corporate control, the shareholders are entitled to receive a significant premium. To diligently comply with these duties, the directors and/or officers may not take any action that:
          (a) adversely affects the value provided to the corporation’s shareholders;
          (b) will discourage or inhibit alternative offers to purchase control of the corporation or its assets;
          (c) contractually prohibits themselves from complying with their fiduciary duties;
          (d) will otherwise adversely affect their duty to search and secure the best value reasonably available under the circumstances for the corporation’s shareholders; and/or
          (e) will provide the directors and/or officers with preferential treatment at the expense of, or separate from, the public shareholders.
     44. In accordance with their duties of loyalty and good faith, the defendants, as directors and/or officers of SafeNet, are obligated under Delaware law to refrain from:
          (a) participating in any transaction where the directors’ or officers’ loyalties are divided;

          (b) participating in any transaction where the directors or officers receive, or are entitled to receive, a personal financial benefit not equally shared by the public shareholders of the corporation; and/or
          (c) unjustly enriching themselves at the expense or to the detriment of the public shareholders.
     45. Plaintiff alleges herein that defendants, separately and together, in connection with the Buy Out, are knowingly or recklessly violating their fiduciary duties, including their duties of Ioyalty, good faith and independence owed to plaintiff and other public shareholders of SafeNet. Defendants stand on both sides of the transaction, are engaging in self dealing, are obtaining for themselves personal benefits, including personal financial benefits not shared equally by plaintiff or the Class, and choosing not to provide shareholders with all information necessary to make an informed decision in connection with the Buy Out. As a result of defendants’ self dealing and divided loyalties, neither plaintiff nor the Class will receive adequate or fair value for their SafeNet common stock in the proposed Buy Out.
     46. Because defendants are. knowingly or recklessly breaching their duties of loyalty, good faith and independence in connection with the Buy Out, the burden of proving the inherent or entire fairness of the Buy Out, including all aspects of its negotiation, structure, price and terms, is placed upon defendants as a matter of law.
DUTIES OF THE INDIVIDUAL DEFENDANTS IN CONNECTION WITH THE
ILLEGAL BACKDATING
     47. By reason of their positions as officers, directors and/or fiduciaries of SafeNet and because of their ability to control the business and corporate affairs of SafeNet, the Individual Defendants owed SafeNet and its shareholders fiduciary obligations of trust, loyalty, good faith and due care, and were and are required to use their utmost ability to control and manage SafeNet in a fair, just, honest and equitable manner. The Individual Defendants were and are required to act in furtherance of the best interests of SafeNet and its shareholders so as to benefit all shareholders equally and not in furtherance of their personal interest or benefit.
     48. Each director and officer of the Company owes to SafeNet and its shareholders the fiduciary duty to exercise good faith and diligence in the administration of the affairs of the Company and in the use and preservation of its property and assets, and the highest obligations of fair dealing. In addition, as officers and/or directors of a publicly held company, the Individual Defendants had a duty to promptly disseminate accurate and truthful information with regard to the compensation paid to its executives, directors and employees. These disclosures necessarily include the value of stock options granted to the Company’s insiders.
     49. The Individual Defendants, because of their positions of control and authority as directors and/or officers of SafeNet, were able to and did, directly and/or indirectly, exercise control over the wrongful acts complained of herein, as the Company’s disclosures of its financial results including expenses related to stock option grants. Because of their advisory, executive, managerial and directorial positions with SafeNet, each of the Individual Defendants had access to adverse, non-public information about the financial condition and improper representations of SafeNet.
     50. At all times relevant hereto, each of the Individual Defendants was the agent of each of the other Individual Defendants and of SafeNet, and was at all times acting within the course and scope of such agency.
     51. To discharge their duties, the officers and directors of SafeNet were required to exercise reasonable and prudent supervision over the management, policies, practices and controls of ‘ the financial affairs of the Company. By virtue of such duties, the officers and directors of SafeNet were required to, among other things:

          (a) Ensure that the Company complied with its legal obligations and requirements, including acting only within the scope of its legal authority and disseminating truthful and accurate statements to the SEC and the investing public;
          (b) Conduct the affairs of the Company in an efficient, business-like manner so as to make it possible to provide accurate disclosures of the Company’s financials and to avoid wasting the Company’s assets;
          (c) Properly and accurately guide investors and analysts as to the true financial condition of the Company at any given time, including making accurate statements about the Company’s financial results, and ensuring that the Company maintained an adequate system of internal controls such that the Company’s financial reporting would be true and accurate at all times;
          (d) Remain informed as to SafeNet’s internal controls, and, upon receipt of notice or information of imprudent or unsound conditions or practices, to make reasonable inquiry in connection therewith, and to take steps to correct such conditions or practices and make such disclosures as necessary to comply with federal and state securities laws;
          (e) Ensure that SafeNet was properly handling its tax liabilities;
          (f) Ensure that SafeNet’s internal controls were sufficient to prevent backdating or other manipulations of stock options granted to SafeNet insiders; and
          (g) Ensure that the Company was operated in a diligent, honest and prudent manner in compliance with all applicable federal, state and local laws, rules and regulations.
     52. Each Individual Defendant, by virtue of his or her position as a director and/or officer, owed to the Company and to its shareholders the fiduciary duties of loyalty, good faith and the exercise of due care and diligence in the management and administration of the affairs of the Company, as well as in the use and preservation of its property and assets. The conduct of the Individual Defendants complained of herein involves a knowing and culpable violation of their obligations as directors and officers of SafeNet, the absence of good -faith on their part; and a reckless disregard for their duties to the Company and its shareholders that the Individual Defendants were aware or should have been aware posed a risk of serious injury to the Company. The conduct of the Individual Defendants who were also officers and/or directors of the Company has been ratified by the remaining Individual Defendants who collectively comprise all of SafeNet’s Board.
     53. The Individual Defendants breached their duties of loyalty and good faith by allowing defendants to cause or by themselves causing the Company to misrepresent its financial results, as detailed herein infra, and by failing to prevent the Individual Defendants from taking such improper actions. As a result of the defendants’ improprieties, the Company has and will need to expend significant sums of money.
THE BOARD AND ITS COMMITTEES’ DUTIES CONCERNING SAFENET’S STOCK
OPTION PLANS AND OPTION GRANT PRACTICES
     54. The granting of stock options to SafeNet insiders, at times relevant hereto, was controlled by three stock options plans: (i) the Information Resource Engineering, Inc. 1989 Stock Option Plan (“1989 Plan”); the Information Resource Engineering, Inc. 1999 Employee Stock Option Plan (“1999 Plan”); the SafeNet, Inc. 2000 Nonqualified Stock Option Plan (“2000 Plan”); and the SafeNet, Inc. 2001 Omnibus Stock Plan (“2001 Plan”).
The 1989 Plan
     55. The 1989 Plan provides that “in no event shall the purchase price for an Incentive Stock Option be less than 100% ... of the fair market value of the Common Stock on the date the option is granted.”
     56. The 1989 Plan was administered by the Board and/or Compensation Committee. The 1989 Plan specifically provides that, “[t)he Board of Directors shall administer the Plan .... The Board of Directors may, at its discretion ... by resolution adopted by affirmative vote of a majority of the entire Board of Directors, appoint from among its members a Stock Option Plan

Committee “(the “Committee ). According to SafeNets 1997 annual proxy, the Company’s stock option plans were administered by the Compensation Committee.
     57. The Board and/or Compensation Committee had the following authority under the 1989 Plan:
The Board of Directors ... shall have authority in its discretion to determine and designate from time to time, those persons eligible for a grant of options under the Plan, those persons to whom options are to be granted, an the manner in which said options are exercisable.
The 1999 Plan
     58. The 1999 Plan provides that incentive stock options “shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant ....”
     59. The 1999 Plan was administered by the Board and/or Compensation Committee. The 1999 Plan specifically provides: “ The Plan shall be administered by the Board ... provided, however, that the Board may appoint a Committee to administer the Plan at any time or from time to time.”
     60. The Board had the following authority under the 1999 Plan:
Subject to the provisions of the Plan, the Board or the Committee shall have the authority, in its discretion: (i) to grant options which are intended to be Incentive Stock Options and to grant “nonstatutory stock options;” (ii) to determine, upon review of relevant information and in accordance with Section 2(h) of the Plan, the Fair Market Value of the Common Stock; (iii) to determine the exercise price per share of Shares for each Option to be granted, which exercise price shall be determined in accordance with Section 8(a) of the Plan; (iv) to determine the Employees to whom, and the time or times at which Options shall be granted and the number of Shares to be represented by each Option; (v) to interpret the Plan; (vi) to prescribe, amend and rescind rules and regulations relating to the Plan; (vii) to determine the terms and provisions of each Option granted (which need not be identical) and, with the consent of the Optionee thereof, modify or amend each Option; (viii) to accelerate or defer (with the consent of the Optionee) the exercise date of any Option; (ix) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Board or the Committee; (x) to accept or reject the election made by an Optionee pursuant to Section 18 of the Plan; and (xi) to make all other determinations deemed necessary or advisable for the administration of the Plan.

The 2000 Plan
     61. The 2000 Plan provides that stock options shall be granted at “no less than 100% of the Fair market value of the Common Stock on the Grant Date.”
     62. The 2000 Plan was administered by the Board and/or Compensation Committee. The 2000 Plan specifically provides: “The Plan shall be administered by the Board. In the alternative, the Board may appoint a Committee to administer the Plan ....”
     63. The Board and/or Compensation Committee had the following authority under the 2000 Plan:
     (i) determine the eligible persons to whom, and the time or times at which Options shall be granted,
     (ii) determine the number of shares to be covered by or used for reference purposes for each Option,
     (iii) impose such terms, limitations, restrictions and conditions upon any such Option as the Committee shall deem appropriate,
     (iv) modify, extend or renew outstanding Options, accept the surrender of outstanding Options and substitute new Options, provided that no such action shall be taken with respect to any outstanding Option which would adversely affect the grantee without the grantee’s consent, and
     (v) accelerate or otherwise change the time in which an Option may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Option, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Option following termination of any grantee’s employment.
The 2001 Plan
     64. The 2001 Plan provides that, “[t]he exercise price of an incentive stock option shall not be less than 100% of the Fair Market Value of the shares on the date the stock option is granted.”
     65. The 2001 Plan was administered by the Board and/or Compensation Committee. Specifically, the 2001 Plan provides that, “[t]he Plan shall be administered by the Board. In the alternative. the Board may appoint a Committee to administer the Plan ....”

     66. The Board and/or Compensation Committee had the following authority under the 2001 Plan:
     (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted,
     (ii) determine the types of Awards to be granted,
     (iii) determine the number of shares to be covered by or used for reference purposes for each Award,
     (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate,
     (v) modify, extend or renew outstanding Awards, accept the surrender of outstanding Awards and substitute new Awards, provided that no such action shall be taken with respect to any outstanding Award which would adversely affect the grantee without the grantee’s consent,
     (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee’s employment, and
     (vii) to establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period.

The Compensation Committee’s Duties
     67. The Compensation Committee was specifically responsible for administering SafeNet’s stock option plans. This duty was specifically stated in SafeNet’s 1997 annual proxy: “The Compensation Committee is responsible for ... administering and/or interpreting the Company’s stock option plan.”
The Board and its Committees Violated SafeNet’s Stock Option Plans
     68. Defendants’ backdated stock options were granted below fair market value. Thus, the Board and Compensation Committee members who had the authority and responsibility to approve the backdated option grants violated the 1989, 1999 and 2000 Plans. Further, defendants’ backdating practices resulted in truncated stock-option vesting periods—a further violation of these plans. In turn, because the plans were violated, the backdated options granted under these plans must be cancelled and declared void.
     69. The Audit Committee also played a role. According to SafeNet’s 1997 annual proxy the Audit Committee was responsible for reviewing SafeNet’s “financial controls and practices.” SafeNet’s internal controls, however, were deficient as demonstrated by defendants’ repeated grants of stock options to themselves at monthly and close to monthly share price lows.
     70. Accordingly, defendants Straub, Harrison, Thaw, Bunt, Brooks, Clark., Money, Caputo, Kozlay and Leukhardt were directors on the Board or members of the Compensation and Audit Committees between 1997 and 2005 were directly responsible for the stock-option backdating improprieties. Thus, these defendants are just as liable to SafeNet as the defendants who received backdated options. The following chart details the defendants who held positions on. the Board, Compensation and Audit Committees when SafeNet granted stock options that were suspiciously dated at or near monthly low stock prices or before significant appreciations in stock price:

Suspicious	Compensation	Audit Committee
Options Grant Date	Committee Members	Members	Members of the Board
March 27, 1997	Caputo, Hunt, Thaw	Hunt, Thaw	Brooks, Caputo, Hunt, Kozlay, Thaw, Leukhardt

May 31, 2000	Brooks, Hunt	Brooks, Hunt	Brooks, Caputo, Harrison, Hunt, Thaw

October 11, 2000	Brooks, Hunt	Brooks, Hunt	Brooks, Caputo, Harrison, Hunt Thaw

October 1, 2001	Brooks, Hunt	Brooks, Clark, Hunt	Brooks, Caputo, Clark, Harrison, Hunt, Thaw

October 8, 2002	Brooks, Hunt	Brooks, Clark, Hunt	Brooks, Caputo, Clark, Harrison, Hunt, Thaw

February 27, 2003	Brooks, Hunt	Brooks, Clark, Hunt	Brooks, Caputo, Clark, Harrison, Hunt, Thaw

July 17, 2003	Brooks, Hunt	Brooks, Clark, Hunt	Brooks, Caputo, Clark, Harrison, Hunt, Thaw

May 19, 2004	Brooks, Money, Thaw	Brooks, Clark, Hunt, Money	Brooks, Caputo, Clark, Harrison, Hunt, Money, Straub, Thaw

July 28, 2004	Brooks, Money, Thaw	Brooks, Clark, Hunt, Money	Brooks, Caputo, Clark, Harrison, Hunt, Money, Straub, Thaw

September 29, 2005	Brooks, Money, Thaw	Brooks, Clark, Hunt, Money	Brooks, Caputo, Clark, Harrison, Hunt, Money, Straub, Thaw
     71. The Director Defendants who joined the Board after 2005 are also liable to the Company for their improprieties in connection with concealing or failing to uncover defendants’ illegal backdating practices. These defendants knew, consciously disregarded, were reckless and grossly negligent in not knowing and should have known about the illegal backdating practices due to their fiduciary duties outlined above.
CONSPIRACY, AIDING AND ABETTING, AND CONCERTED ACTION
     72. In committing the wrongful acts alleged herein, the Individual. Defendants have pursued, or joined in the pursuit of, a common course of conduct, and have acted in concert with and conspired. with one another in furtherance of their common plan or design. In addition to the wrongful conduct herein alleged as giving rise to primary liability, the Individual Defendants further aided and abetted and/or assisted each other in breach of their respective duties.
     73. During all times relevant hereto, the Individual Defendants collectively and individually initiated a course of conduct that was designed to and did: (i) conceal the fact that

Company insiders were improperly backdating their stock option grants; (ii) conceal the fact that as a result of the improperly backdated stock. option grants, the Company’s financial statements were inaccurate; (iii) maintain the Individual Defendants’ executive and directorial positions at SafeNet and the profits, power and prestige that the Individual Defendants enjoyed as a result of these positions; (iv) deceive the shareholders of SafeNet, regarding the level of compensation being paid to the Company’s insiders and the Company’s financial condition and future business prospects; and (v) artificially inflate the price of SafeNet common stock so they could dispose of over $28 million of their personally held stock. In furtherance of this plan, conspiracy and course of conduct, the Individual Defendants collectively and individually took the actions set forth herein.
     74. The Individual Defendants engaged in a conspiracy, common enterprise and/or common course of conduct. During such time, the Individual Defendants caused the Company to conceal the true fact that SafeNet was misrepresenting its financial results and that SafeNet insiders were improperly backdating their stock option grants.
     75. The purpose and effect of the Individual Defendants’ conspiracy, common enterprise, and/or common course of conduct was, among other things, to grant themselves and other insiders undisclosed and unaccounted for compensation in the form of backdated stock option grants and to disguise the Individual Defendants’ violations of law, breaches of fiduciary duty, insider trading, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment.
     76. The Individual Defendants accomplished their conspiracy, common enterprise and/or common course of conduct by causing the Company to purposefully, recklessly or negligently misrepresent its financial results. Because the actions described herein occurred under the authority of the Board, each of the Individual Defendants was a direct, necessary and

30

substantial participant in the conspiracy, common enterprise and/or common course of conduct complained of herein.
     77. Each of the Individual Defendants aided and abetted and rendered substantial assistance in the wrongs complained of herein. In taking such actions to substantially assist the commission of the wrongdoing complained of herein, each Individual Defendant acted with knowledge of the primary wrongdoing, substantially assisted the accomplishment of that wrongdoing, and was aware of his or her overall contribution to and furtherance of the wrongdoing.
THE STOCK OPTION BACKDATING SCANDAL
     78. The traditional rationale behind the granting of stock options is to align a company’s officers, directors and employees with the interests of the company. When an option is granted at or below full market value, that option is worthless until the grantee builds value in the option by building value in the company. Thus, the company and the insider both share in the value created. The backdating of options, however, subverts this principle because the instant paper gain of a backdated stock option only benefits the insider.
     79. On March 18, 2006, the Wall Street Journal published an article entitled: “The Perfect Payday: Some CEOs reap millions by landing stock options when they are most valuable. Luck — or something else?” The article stated in pertinent part:
On a summer day in 2002, shares of Affiliated Computer Services Inc. sank to their lowest level in a year. Oddly, that was good news for Chief Executive Jeffrey Rich.
     His annual grant of stock options was dated that day, entitling him to buy stock at that price for years. Had they been dated a week later, when the stock was 27% higher, they’d have been far less rewarding. It was the same through much of Mr. Rich’s tenure: In a striking pattern, all six of his stock-option grants from 1995 to 2002 were dated just before a rise in the stock price, often at the bottom of a steep drop.
     Just lucky? A Wall Street Journal analysis suggests the odds of this happening by chance are extraordinarily remote — around one in 300 billion. The odds of winning the multistate Powerball lottery with a $ I ticket are one in 146 million.
     Suspecting such patterns aren’t due to chance, the Securities and Exchange Commission is examining whether some option grants carry favorable grant dates for a different reason: They were backdated. The SEC is understood to be looking at about a dozen companies’ option grants with this in mind.
     The Journal’s analysis of grant dates and stock movements suggests the problem may be broader. It identified several companies with wildly improbable option-grant patterns. While this doesn’t prove chicanery, it shows something very odd: Year after year, some companies’ top executives received options on unusually propitious dates.
     The analysis bolsters recent academic work suggesting that backdating was widespread, particularly from the start of the tech-stock boom in the 1990s through the Sarbanes-Oxley corporate reform act of 2002. If so, it was another way some executives enriched themselves during the boom at shareholders’ expense. And because options grants are long-lived, some executives holding backdated grants from the late 1990s could still profit from them today.
* * *
     Stock options give recipients a right to buy company stock at a set price, called the exercise price or strike price. The right usually doesn’t vest for a year or more, but then it continues for several years. The exercise price is usually the stock’s 4 p.m. price on the date of the grant, an average of the day’s high and low, or the 4 p.m. price the day before. Naturally, the lower it is, the more money the recipient can potentially make someday by exercising the options.
     Which day’s price the options carry makes a big difference. Suppose an executive gets 100,000 options on a day when the stock is at $30. Exercising them after it has reached $50 would bring a profit of $20 times 100,000, or $2 million. But if the grant date was a month earlier and the stock then was at, say, $20, the options would bring in an extra $1 million.
     80. Lynn Turner, former Chief Accountant of the SEC, has described stock option backdating as follows: “It’s like allowing people to place bets on a horse race after the horses have crossed the finish line....“ In a recent article published by the Wall Street Journal, Arthur Levitt, a former chairman of the SEC was quoted as stating that stock-option. backdating “represents the ultimate in greed.” Further, Levitt stated: “It is stealing, in effect. It is ripping off shareholders in an unconscionable way.” San Diego analyst Michael Cohen later made similar comments published by Bloomberg: “Stockholders are hit twice ... first you’re stolen from, then the stock goes down when the theft is uncovered.” Senator Chuck Grassley, Chairman of the Senate Finance Committee, concurs. He referred to stock-option backdating as “disgusting and repulsive.” Grassley stated: “It is behavior that ignores the concept of an ‘honest day’s work for an honest day’s pay’ and replaces it with a phrase that we hear all too often today, ‘I’m going to get mine.’ Even worse in this situation, most of the perpetrators had already gotten ‘theirs’ in the form of six and seven-figure compensation packages of which most working Americans can only dream.”
     81. On May 5, 2006, President George W. Bush stated in an interview on the Kudlow & Company show airing on CNBC that “overcompensating or trying to backdate things is bad for America, and there ought to be consequences when people don’t tell the truth and are not transparent.”
     82. On July 20, 2006, the SEC announced it had filed civil charges against two former Brocade Communications Systems, Inc. executives for illegally manipulating stock-option grant dates. Criminal charges were brought simultaneously, indicating the serious view taken by governmental agencies with respect to improperly backdated options.
     83. In a news conference detailing the charges, SEC Chairman Christopher Cox proclaimed that “the full weight of the federal government is being put behind this effort to stamp out fraudulent stock-option backdating.” He disclosed that additional cases likely would be brought in the “coming weeks and months.” In later testimony before a Senate committee, Cox indicated that the SEC is currently investigating more than 100 companies, a large percentage of which are tech companies, meaning many more executives could face criminal charges related to manipulating options.

     84. Government disgust at stock-option backdating reached a new level on July 31, 2006, when the FBI issued an arrest warrant for Kobi Alexander (“Alexander”)—former CEO of Comverse Technology, Inc. (“Comverse”). Alexander was charged with conspiracy related to backdated stock options. Not surprisingly, on August 9, 2006, he and fellow company cohorts David Kreinberg (“Kreinberg”) (former CFO of Comverse) and William F. Sorin (“Sorin”) (Comverse’s former General Counsel) were criminally charged by the New York U.S. Attorney’s Office for allegedly orchestrating a decade-old scheme to fraudulently backdate option grants and for operating a secret stock options slush fund. After transferring more than $57 million from the U.S. to accounts in the Middle East, Alexander fled the country.
     85. Emphasizing the importance that the U.S. government has placed on dealing with the backdating options scandal, Alexander was placed on the FBI’s most wanted list. On September 27, 2006, after an international manhunt, Alexander was captured in Namibia, and is expected to be extradited to the U.S. to stand trial with his alleged co-conspirators Kreinberg and Sorin. On October 24, 2006, Kreinberg (Comverse’s former CFO) pled guilty to securities fraud charges in federal court, and faces up to 15 years in prison. He was reportedly the first person to plead guilty in the widening stock option backdating scandal.
     86. Also on October 24, 2006, Kreinberg agreed to settle SEC charges for $2.4 million in disgorgement and interest and is permanently barred from serving as an officer or director of any company that has a class of securities registered pursuant to §12 of the Securities Exchange Act of 1934 (the “Exchange Act”) or that is required to file reports pursuant to §15(d) of the Exchange Act. Shortly thereafter, on November 6, 2006, Sorin (Comverse’s former General Counsel) pled guilty to a federal criminal conspiracy charge related to the backdating scheme at Comverse. The charge carries a maximum penalty of five years in prison. Kreinberg and Sorin are the first two executives succumbing to criminal charges in the widening backdating scandal, which now encompasses well over 100 companies under investigation by the SEC.

DEFENDANTS’ ILLEGAL OPTIONS BACKDATING PRACTICES
     87. Dating back to at least 1997, the Individual Defendants have caused or allowed SafeNet insiders to manipulate their stock option grant dates so as to illegally maximize their profits from the stock options. Specifically, Company insiders cherry-picked their respective stock option grant dates to take advantage of lower exercise prices than the price on the actual grant date. The price of SafeNet shares on the reported option-grant date, therefore, was lower than the share price on the actual day the options were issued, thus providing defendants with more favorably priced options. The SafeNet Board, in turn, approved the grants of the options to SafeNet insiders even though those options were improperly backdated.
     88. The following charts identify the most egregious instances between 1997 and 2005 in which options granted to certain defendants were purportedly dated at or very near the lowest share price for the month, quarter or year in which they were granted:

THE TRUTH COMES TO LIGHT REGARDING DEFENDANTS’ ILLEGAL
BACKDATING PRACTICES
     89. On May 18, 2006, SafeNet disclosed that the U.S. Attorney for the Southern District of New York was investigating the Company’s prior stock option grants. On that same day, the Company also disclosed that the SEC was conducting. its own investigation. A month later, on June 2, 2006, the Company announced an internal investigation.
     90. On July 28, 2006, SafeNet disclosed that the internal investigation had determined “that certain option grants, including grants to directors, officers and employees, were or likely were accounted for using incorrect measurement dates under applicable accounting rules in effect at the time.” Further, the Company disclosed that its financial statements for the fourth quarter of 2002 would have to be restated and that further restatements would likely be forth coming.

     91. On September 18, 2006, the Company disclosed that its previously announced restatement would be extended to include its 2000 through March 31, 2006 financial statements. A month later, on October 20, 2006, SafeNet’s shareholders were further shocked to learn that the Company’s Chairman and CEO, defendant Caputo, and President, COO and acting CFO, defendant Argo, were resigning in connection with the backdating investigations.
     92. On November 13, 2006, SafeNet announced that it would be unable to timely filed its Form 10-Q for the quarter ended September 30, 2006 due to the ongoing internal investigation. Then on November 17, 2006, SafeNet announced that it had received a Staff Determination Notice from NASDAQ. The notice explained that SafeNet’s stock is subject to delistrnent due to the Company’s failure to timely file its Form 10-Q.
IMPROPER FINANCIAL REPORTING RELATING TO DEFENDANTS’ STOCK
OPTION MANIPULATIONS
     93. Between 1996 and the present, the Individual Defendants caused or allowed SafeNet to file proxies Form 10-Qs, Form 10-Ks and other filings that presented the Company’s financial results in violation of Generally Accepted Accounting Principles (“GAAP”), due to improper accounting for backdated or otherwise manipulated stock option grants. Specifically, SafeNet’s compensation expenses were understated and its net earnings were overstated.
     94. Further, defendants have caused or allowed SafeNet: (i) to file materially false and misleading financial statements that materially understated its compensation expenses and materially overstated its quarterly and annual net income and earnings per share; and (ii) to make disclosures in its periodic filings and proxy statements that falsely portrayed SafeNet’s options as having been granted at exercise prices equal to the fair market value of SafeNet’s common stock on the date of the grant. Under GAAP, the instant paper gain received from backdated stock options was equivalent to paying extra compensation and should have been recorded as a cost to SafeNet. These costs were also not properly recorded. In turn, since these costs were not properly recorded, SafeNet’s profits were overstated.

     95. Specifically, since 1996, the Individual Defendants have caused or allowed SafeNet to report improper financial results—materially overstating its earnings—as follows:

		Reported Number
Fiscal Year	Reported Earnings	of Shares (in	Reported
(Ending in December 31)	(in thousands)	thousands)	Diluted EPS
1997	($3,638)	5,462	($0.67)
1998	($6,070)	5,409	($1.12)
1999	($5,375)	5,504	($0.98)
2000	$7,260	7,195	$1.01
2001	($109)	7,057	($0.01)
2002	($785)	7,730	($0.10)
2003	($6,088)	11,350	($0.54)
2004	$2,183	22,637	$0.10
2005	$3,028	25,659	$0.12
     96. In addition to breaches of fiduciary duty and accounting issues, the backdating of stock options can have severe tax consequences. While stock options generally qualify for favorable tax treatment, options issued at a discount to the market price do not qualify for that treatment. In effect, backdating allows these “in-the-money” options to appear in regulatory filings as if they were ordinary grants. For example, for performance-based stock options (generally granted to the five highest-paid executives), a company is allowed to take a tax deduction on that full amount provided that the options were granted at the market price. Backdating, however, automatically disqualifies those options from receiving the tax break—instead, a company’s tax deduction would be capped at $1 million for each of the top five executives.
     97. In light of these serious potential tax-related ramifications, the IRS is now examining as many as 40 companies, which are being investigated for backdating stock options, to determine whether they owe millions of dollars in unpaid taxes. On July 28, 2006, the New York Times published an article titled “I.R.S. Reviewing Companies in Options Inquiries,” which stated:

     The Internal Revenue Service is examining as many as 40 companies ensnared in various stock options investigations to determine whether they owe millions of dollars in unpaid taxes.
     In the last few weeks, the agency has directed its corporate auditors to start reviewing the tax returns of dozens of executives and companies, which may have improperly reported stock option grants. These preliminary investigations are expected to take months, but if there is early evidence of widespread tax trouble, I.R.S. officials said they were prepared to step up their effort.
     “Where there are indications of mischief, we want to now look at those cases and see if they complied with tax laws,” said Bruce Ungar, the agency’s deputy commissioner for large and midsize businesses. “It is possible that they are compliant, but the early indication is that there is a good likelihood there is some noncompliance.
     “If this is a big problem, we will apply more resources,” he added.
     The I.R.S. auditors are focusing on the potential tax obligations from backdated stock options that have been cashed out since 2002. Federal rules bar the I.R.S. from opening cases that are more than three years old. Still, tax lawyers estimate the agency could reap hundreds of millions of dollars from civil penalties, unpaid taxes and interest payments if widespread wrongdoing is found.
     The agency appears to be taking aim both at companies that took improper tax deductions, and at executives who received favorable tax treatment and might have misreported income.
     So far, rank-and-file employees who simply received potentially backdated stock options are not in the agency’s cross hairs.
     “If you were involved in the mischief, you would want to be worried,” Mr. Ungar said. “If you weren’t involved in it, then you are not in the same situation.”
     The tax scrutiny is the latest twist in what is perhaps the biggest financial scandal of the year and comes as the agency cracks down on misreported executive pay. The I.R.S. follows several other federal agencies that have begun investigations into the myriad problems that arise from improperly reported or backdated stock option grants.
     The Securities and Exchange Commission has said it is examining 80 companies for potential accounting and disclosure problems. On Wednesday, it underlined that focus with new rules on reporting executive compensation. The Justice Department has issued subpoenas to at least 35 companies and last week brought its first criminal charges, against two former executives of Brocade Communications. Now, tax troubles may be next.

     By itself, backdating stock option grants is not necessarily illegal. But it can have severe tax consequences separate from. potential accounting violations. While ordinary stock options generally qualify for favorable tax treatment, options issued at a discount to the market price do not. Backdating effectively allows such in-the—money options to appear in regulatory filings as if they were ordinary grants.
     The I.R.S. is broadly focused on two main areas that may have been abused: performance-based stock options for top executives and incentive stock options that were frequently handed out to the rank and file. Each receives a different type of tax treatment.
     Performance-based stock options are generally granted to the five highest-paid executives and can often be worth tens, if not hundreds of millions of dollars when they are cashed out. So long as the options meet certain standards, such as being granted at the market price, companies are allowed to take a tax deduction on that full amount.
     But backdating — effectively granting stock options with a discount — automatically disqualifies those options from receiving the tax break. Instead, a company’s tax deduction would be capped at $1 million for each of the top five executives.
     “If these companies have been deducting huge option grants that they actually couldn’t deduct, that seems like a big pile of money out there,” said Larry R. Langdon, a tax lawyer in Palo Alto, Calif., and a former I.R.S. commissioner.
     Improperly awarded incentive stock options could lead to even more tax trouble. Backdating, which grants a discounted option, effectively voids the favorable tax treatment that incentive stock options provide employees, rendering their individual tax returns inaccurate. Companies, meanwhile, could be faulted for underreporting their payroll tax.
     “Maybe it is not a widespread problem, but if this happened to five employees, you have five nightmares,” said Fred Whittlesey, an executive pay consultant and head of the Compensation Venture Group. “Employees will have a legal and companies will have an ethical responsibility to insulate. them from what happened based on actions of a few people.”
     The I.R.S. assembled a five-member task force to oversee its examinations about two months ago. And in the last few weeks, the Internal Revenue commissioner, Mark W. Everson, directed the agency’s corporate auditors to look into potential tax issues as dozens of companies have come forward. In a statement, he called on them to “consult closely with the S.E.C. to determine which companies merit scrutiny.”
     Last week, I.R.S. officials held their first meeting with Linda Chatman Thomsen, the director of the S.E.C.’s enforcement division. She indicated that there were tax issues in the cases that securities regulators were investigating, Mr. Ungar said.
     For now, I.R.S. officials are reviewing the files of 30 to 40 of the companies that have publicly disclosed problems, including some already facing scrutiny on other tax issues. Mr. Ungar said it could take months to more than a year before these initial cases are resolved. Much of the information will need to be supplied by the companies themselves, not taken from tax returns. I.R.S. officials have not yet been in touch with the Justice Department about potential tax fraud.
     98. SafeNet is or will be added to the list of companies currently being investigated by the IRS because of defendants’ rampant backdating practices and the millions of dollars worth of improper deductions taken by the Company.
     99. SafeNet’s 1996 through 2006 Forms l0-Q and Forms 10-K were reviewed, prepared and/or endorsed by the Individual Defendants. Specifically, the following chart details the defendants and other individuals who signed filings before the enactment of the Sarbanes-Oxley Act of 2002 (“SOX”):

Date	Filing	Person(s) Who Signed
5/15/2002	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer)

3/18/2002	10-K405	Anthony A. Caputo (Chairman, Chief Executive Officer and President); Carole D. Argo (Senior Vice President and Chief Financial Officer); Thomas A. Brooks (Director); Shelley A. Harrison (Director); Ira A. Hunt, Jr. (Director); Bruce R. Thaw (Director)

11/13/2001	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer)

8/10/2001	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer)

5/11/2001	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer)

3/9/2001	10-K	Anthony A. Caputo (Chairman, Chief Executive Officer and President); Carole D. Argo (Senior Vice President and Chief Financial Officer); Thomas A. Brooks (Director); Shelley A. Harrison (Director); Ira A. Hunt, Jr. (Director); Bruce R. Thaw Director)

11/14/2000	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer)

Date	Filing	Person(s) Who Signed
8/14/2000	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer)

5/11/2000	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer)

3/27/2000	10-K405	Anthony A. Caputo (Chairman, Chief Executive Officer and President); Carole D. Argo (Senior Vice President and Chief Financial Officer); Thomas A. Brooks (Director); Shelley A. Harrison (Director); Douglas E. Kozlay (Director); Ira A. Hunt, Jr. (Director); Bruce R. Thaw (Director)

10/29/1999	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer)

8/10/1999	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer)

5/12/1999	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); David A. Skalitzky (Secretary and Treasurer)

4/1/1999	10-K	Anthony A. Caputo (Chairman, Chief Executive Officer and President); David A. Skalitzky (Secretary and Treasurer); Thomas A. Brooks (Director); Douglas E. Kozlay (Director); Ira A. Hunt, Jr. (Director); Bruce R. Thaw (Director)

11/6/1998	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); Richard G. Tennant (Senior Vice President and Chief Financial Officer)

8/13/1998	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); Richard G. Tennant (Senior Vice President and Chief Financial Officer)

5/13/1998	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); Richard G. Tennant (Senior Vice President and Chief Financial Officer)

3/27/1998	10-K405	Anthony A. Caputo (Chairman, Chief Executive Officer and President); Jill K. Leukhardt (Senior Vice President, Director); Richard G. Tennant (Vice President of Finance and Administration, Chief Financial Officer); Douglas E. Kozlay (Director); Ira A. Hunt, Jr. (Director); Bruce R. Thaw (Director)

11/13/1997	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); Richard G. Tennant (Senior Vice President and Chief Financial Officer)

8/14/1997	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); Richard G. Tennant (Senior Vice President and Chief Financial Officer)

5/15/1997	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); David A. Skalitzky (Vice President, Finance)

3/31/1997	10-K405	Anthony A. Caputo (Chairman, Chief Executive Officer and President); Jill K. Leukhardt (Senior Vice President, Marketing, Director); David A. Skalitzky (Vice President of Finance and Administration, Secretary and Treasurer); Douglas E. Kozlay (Director); Ira A. Hunt, Jr. (Director); Bruce R. Thaw (Director)

11/14/1996	10QSB	Anthony A. Caputo (Chairman, President and Chief Executive Officer); David A. Skalitzky (Vice President, Finance)

8/13/1996	10QSB	Anthony A. Caputo (Chairman, President and Chief Executive Officer); David A. Skalitzky (Vice President, Finance)

5/15/1996	10QSB	Anthony A. Caputo (Chairman, President and Chief Executive Officer); David A. Skalitzky (Vice President, Finance)

     100. The following chart details the defendants who made certifications of SafeNet filings under SOX after its enactment:

Date	Filing	Person(s) Who Signed and Certified
5/10/2002	10-Q	Anthony A. Caputo (Chairman and Chief Executive Officer); Carole D. Argo (President, Chief Operating Officer and interim Chief Financial Officer) SOX CERTIFICATION Anthony A. Caputo (Chairman and Chief Executive Officer); Carole D. Argo (President, Chief Operating Officer and interim Chief Financial Officer)

5/1/2006	10-Q/A	Anthony A. Caputo (Chairman and Chief Executive Officer); Carole D. Argo (President, Chief Operating Officer and interim Chief Financial Officer) SOX CERTIFICATION Anthony A. Caputo (Chairman and Chief Executive Officer); Carole D. Argo (President, Chief Operating Officer and interim Chief Financial Officer)

5/1/2006	10-Q/A	Anthony A. Caputo (Chairman and Chief Executive Officer; Carole D. Argo (President, Chief Operating Officer and interim Chief Financial Officer) SOX CERTIFICATION Anthony A. Caputo (Chairman and Chief Executive Officer); Carole D. Argo (President, Chief Operating Officer and interim Chief Financial Officer)

4/11/2006	10-K/A	Anthony A. Caputo (Chairman and Chief Executive Officer); Carole D. Argo (President, Chief Operating Officer and interim Chief Financial Officer); Thomas A. Brooks (Director); Shelley A. Harrison (Director); Ira A. Hunt, Jr. (Director); Bruce R. Thaw (Director); Andrew E. Clark (Director); Walter W. Straub (Director); Arthur L. Money (Director) SOX CERTIFICATION Anthony A. Caputo (Chairman and Chief Executive Officer); Carole D. Argo (President, Chief Operating officer and interim Chief Financial Officer)

3/16/2006	10-K	Anthony A. Caputo (Chairman and Chief Executive Officer); Kenneth A. Mueller (Senior Vice President and Chief Financial Officer); Thomas A. Brooks (Director); Shelley A. Harrison (Director); Ira A. Hunt, Jr. (Director); Bruce R. Thaw (Director); Andrew E. Clark (Director); Walter W. Straub (Director); Arthur L. Money (Director) SOX CERTIFICATION Anthony A. Caputo (Chairman and Chief Executive Officer); Kenneth A. Mueller (Senior Vice President and Chief Financial Officer)

2/27/2006	10-Q/A	Anthony A. Caputo (Chairman and Chief Executive Officer); Ken Mueller (Senior Vice President and Chief Financial Officer) SOX CERTIFICATION Anthony A. Caputo (Chairman and Chief Executive Officer); Ken Mueller (Senior Vice President and Chief ‘ Financial Officer)

11/9/2005	10-Q	Anthony A. Caputo (Chairman and Chief Executive Officer); Ken Mueller (Senior Vice President and Chief Financial Officer) SOX CERTIFICATION Anthony A. Caputo (Chairman and Chief Executive Officer); Ken Mueller (Senior Vice President and Chief Financial Officer)

Date	Filing	Person(s) Who Signed and Certified
8/9/2005	10-Q	Anthony A. Caputo (Chairman and Chief Executive Officer); Ken Mueller (Senior Vice President and Chief Financial Officer) SOX CERTIFICATION Anthony A. Caputo (Chairman and Chief Executive Officer); Ken Mueller (Senior Vice President and Chief Financial Officer)

5/10/2005	10-Q	Anthony A. Caputo (Chairman and Chief Executive Officer); Ken Mueller (Senior Vice President and Chief Financial Officer) SOX CERTIFICATION Anthony A. Caputo (Chairman and Chief Executive Officer); Ken Mueller (Senior Vice President and Chief Financial Officer)

4/29/2005	10-K/A	Anthony A. Caputo (Chairman and Chief Executive Officer); Kenneth A. Mueller (Senior Vice President and Chief Financial Officer); Thomas A. Brooks (Director); Shelley A. Harrison (Director); Ira A. Hunt, Jr. (Director); Bruce R. Thaw (Director); Andrew E. Clark (Director); Walter W. Straub (Director); Arthur L. Money (Director) SOX CERTIFICATION Anthony A. Caputo (Chairman and Chief Executive Officer); Kenneth A. Mueller (Senior Vice President and Chief Financial Officer)

3/16/2005	10-K	Anthony A. Caputo (Chairman and Chief Executive Officer); Kenneth A. Mueller (Senior Vice President and Chief Financial Officer); Thomas A. Brooks (Director); Shelley A. Harrison (Director); Ira A. Hunt, Jr. (Director); Bruce R. Thaw (Director); Andrew E. Clark (Director); Walter W. Straub (Director); Arthur L. Money (Director) SOX CERTIFICATION Anthony A. Caputo (Chairman and Chief Executive Officer); Kenneth A. Mueller (Senior Vice President and Chief Financial Officer)

11/17/2004	10-Q/A	Anthony A. Caputo (Chairman and Chief Executive Officer); Ken Mueller (Chief Financial Officer) SOX CERTIFICATION Anthony A. Caputo (Chairman and Chief Executive Officer); Ken Mueller (Chief Financial Officer)

11/9/2004	10-Q	Anthony A. Caputo (Chairman and Chief Executive Officer); Ken Mueller (Senior Vice President and Chief Financial Officer) SOX CERTIFICATION Anthony A. Caputo (Chairman and Chief Executive Officer); Ken Mueller (Senior Vice President and Chief Financial Officer)

8/9/2004	10-Q	Anthony A. Caputo (Chairman and Chief Executive Officer); Ken Mueller (Senior Vice President and Chief Financial Officer) SOX CERTIFICATION Anthony A. Caputo (Chairman and Chief Executive Officer); Ken Mueller (Senior Vice President and Chief Financial Officer)

5/10/2004	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer) SOX CERTIFICATION Anthony A. Caputo (Chairman, President, and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer)

3/10/2004	10-K	Anthony A. Caputo (Chairman, Chief Executive Officer And President); Carole D. Argo (Senior Vice President and Chief Financial Officer); Thomas A. Brooks (Director); Shelley A. Harrison (Director); Ira A. Hunt, Jr. (Director); Bruce R. Thaw (Director) SOX CERTIFICATION Anthony A. Caputo (Chairman, President, and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer)

Date	Filing	Person(s) Who Signed and Certified
2/11/2004	10-Q/A	Anthony A. Caputo (Chairman, President and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer) SOX CERTIFICATION Anthony A. Caputo (Chairman, President, and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer)

2/11/2004	10-K/A	Anthony A. Caputo (Chairman, Chief Executive Officer And President); Carole D. Argo (Senior Vice President and Chief Financial Officer); Thomas A. Brooks (Director); Shelley A. Harrison (Director); Ira A. Hunt, Jr. (Director); Bruce R. Thaw (Director) SOX CERTIFICATION Anthony A. Caputo (Chairman, President, and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer)

11/14/2003	10-Q	Anthony A. Caputo (Chairman, Chief Executive Officer and President); Carole D. Argo (Senior Vice President and Chief Financial Officer) SOX CERTIFICATION Anthony A. Caputo (Chairman, President and Chief Executive Officer) Carole D. Argo (Senior Vice President and Chief Financial Officer)

7/31/2003	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer) SOX CERTIFICATION Anthony A. Caputo (Chairman, President, and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer)

5/15/2003	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer) SOX CERTIFICATION Anthony A. Caputo (Chairman, President, and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer)

4/29/2003	10-K/A	Anthony A. Caputo (Chairman, Chief Executive Officer and President); Carole D. Argo (Senior Vice President and Chief Financial Officer); Thomas A. Brooks (Director); Shelley A. Harrison (Director); Ira A. Hunt, Jr. (Director); Bruce R. Thaw (Director) SOX CERTIFICATION Anthony A. Caputo (Chief Executive Officer); Carole D. Argo (Chief Financial Officer)

3/31/2003	10-K	Anthony A. Caputo (Chairman, Chief Executive Officer and President); Carole D. Argo (Senior Vice President and Chief Financial Officer); Thomas A. Brooks (Director); Shelley A. Harrison (Director); Ira A. Hunt, Jr. (Director); Bruce R. Thaw (Director) SOX CERTIFICATION Anthony A. Caputo (Chief Executive Officer); Carole D. Argo (Chief Financial Officer)

11/7/2002	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer) SOX CERTIFICATION Anthony A. Caputo (Chairman, President, and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer)

8/14/2002	10-Q	Anthony A. Caputo (Chairman, President and Chief Executive Officer); Carole D. Argo (Senior Vice President and Chief Financial Officer) SOX CERTIFICATION Anthony A. Caputo (Chief Executive Officer); Carole D. Argo (Chief Financial Officer)

     101. The SOX certifications signed in conjunction with the filing of SafeNet’s Form 10-Ks and 10-Qs contained language that was substantially similar or identical to the following certification attached to SafeNet’s 2004 Form 10-K that was signed by defendants Caputo and Argo:
I, [Anthony A. Caputo/Carole D. Argo], [Chairman, President and CEO/Senior Vice President and CFO] of SafeNet, Inc. (the “Company”), certify that:
1.	I have reviewed this annual report on Form 10-K of the Company;

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this annual report;

4.	The Company’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and we have:
a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s fourth fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting; and
5.	The Company’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s board of directors:
a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
ILLEGAL INSIDER SELLING
     102. While in possession of the undisclosed material adverse information, the Insider Selling Defendants sold the following shares of SafeNet stock that they had obtained, often by cashing in backdated stock options:

Defendant	Start Date	End Date	Shares	Proceeds
ARGO	11/1/2000	11/30/2004	40,000	$1,529,100.00
BROOKS	3/15/1999	12/1/2005	40,517	$1,110,189.76
CAPUTO	5/22/1997	2/15/2006	205,300	$5,613,050.00
CLARK	4/30/2003	8/12/2005	17,750	$498,220.00
FEDDE	12/15/2005	12/15/2005	2,000	$67,700.00
HARRISON	5/16/2003	1/23/2006	66,667	$2,028,528.80
HUNT	12/2/1998	12/2/2005	60,000	$1,911,935.00
KAPLAN	5/3/1999	6/12/2003	111,100	$3,101,668,84
KOOMEN	3/14/2003	5/15/2003	18,000	$477,240.00
KOZLAY	6/13/1997	11/30/2000	80,000	$2,181,653.00
LEUKHARDT	6/29/1999	6/29/1999	10,000	$293,200.00
MUELLER	11/21/2005	11/21/2005	12,500	$457,625.00
POTTS	12/1/2004	12/1/2004	12,500	$458,750.00
PRICE	3/26/1999	5/21/2003	54,999	$1,321,661.38
SKALITZKY	2/1/2001	2/1/2001	6,000	$342,000.00
STRAUB	8/18/2004	4/12/2006	143,449	$4,466,735.07
THAW	9/19/1996	2/1/2006	83,467	$2,538,490.94
Total:			964,249	$28,397,747.79

DAMAGES TO SAFENET
     103. As a result of the defendants’ improprieties, the Company has and will need to expend significant sums of money including the following:
          (a) Costs incurred to carry out internal investigations, including legal fees paid to outside counsel, accounting firms and consultants;
          (b) Costs incurred from increased Directors’ & Officers’ Insurance premiums as a result of the illegally manipulated stock option grants;
          (c) Costs incurred in connection with government investigation including investigations by the SEC and U.S Attorney’s Office.
          (d) Costs incurred in connection with potential fines in connection with the government investigations;
          (e) Costs incurred in connection with the Company’s potential delistment from NASDAQ;
          (f) Enormous tax liabilities from improper deductions taken on backdated option grants;
          (g) Costs of potential liability to employees whose stock options will be cancelled due to backdating issues;
          (h) Costs incurred from the Company’s reduced ability to borrow funds or raise capital as a result of potential ratings downgrades;
          (i) Costs incurred with paying taxes on behalf of rank and file employees and former employees who inadvertently exercised backdated option grants;
          (j) Costs incurred from severance paid to employees who have resigned or have been terminated and costs incurred to hire persons to replace those employees;

          (k) Costs incurred from directing manpower to correct SafeNet’s defective internal controls; and
          (1) Costs incurred from directing manpower to restate SafeNet’s prior financial results to correct for the improperly dated stock option grants.
BACKGROUND TO THE PROPOSED BUY OUT
     104. The May 18, 2006 disclosure of backdating resulted in a 23% decline in the Company’s share price. SafeNet’s shares continued to be negatively impacted by the further disclosures of illegal backdating at SafeNet. Moreover, beginning in June 2006, SafeNet shareholders filed numerous class and derivative lawsuits and shareholder demand letters against the defendants in connection with ‘the illegal backdating (the “Litigation”). These disclosures and lawsuits include the following:
•	On June 2, 2006, SafeNet announced the filing of a shareholder derivative lawsuit against former and current officers and directors in connection with the illegal backdating.

•	On June 6 and June 8, 2006, SafeNet announced the filing of two more shareholder derivative lawsuits.

•	On August 1, 2006, SafeNet announced the filing of a shareholder class action against SafeNet in connection with the illegal backdating.

•	On August 11, 2006, SafeNet announced the filing of a fourth shareholder derivative lawsuit.

•	On August 15, 2006, SafeNet announced the filing of a second shareholder class action.

•	On December 20, 2006, plaintiff sent a shareholder demand letter to the Board demanding that the Board investigate SafeNet’s current and former directors’ and officers’ involvement in the illegal backdating.
     105. The Company’s declines in share price attributable to the Company’s involvement in the backdating scandal is illustrated by the following chart:

     106. A few months after the initiation of the Litigation, on October 3, 2006, the Board began looking for a buyer for the Company even though they knew that SafeNet was currently undervalued as a result of its involvement in the stock options backdating scandal and the Litigation.
     107. Despite the dark cloud over SafeNet’s share price due to the backdating issues and the Litigation, the Company’s business units have shown substantial growth. Indeed during an October 25, 2006 earnings conference call, defendant Straub praised SafeNet’s revenues, which had increased by over 22% for the Company’s fiscal 2006 third quarter in comparison to the same quarter last year. Moreover, SafeNet’s Rights Management business grew by 9%; its OEM business grew by 25%; and SafeNet’s “crown jewel” Classifieds business grew by 44%.
     108. In the months following the October 2006 earnings conference call, SafeNet would announce further wins for its various business units including the following:

•	On December 20, 2006, SafeNet announced that its QuickSec IPSec VPN toolkit for networking OEMs had successfully passed the Virtual Private Network Consortium’s interoperatbility tests for the IKEv2 authentication standard.

•	On February 5, 2007, SafeNet announced a new partnership with Secured eMail, a leading provider of content for encryption solutions.

•	On February 12, 2007, SafeNet announced that its Sentinel RMS system had been named by the Software & Information Industry Association as a finalist in the 2007 CODiE Awards for Best Digital Rights Management Solution.

•	On March 2, 2007, SafeNet announced that its Mykotronx, Inc. subsidiary had been awarded a five year Indefinite Delivery Indefinite Quantity contract from the Department of Defense. The contract sets an aggregate limit for $400 million for total orders under the contract.

THE BUY OUT
     109. On March 5, 2007, SafeNet issued the following press release that announced the sale of SafeNet to Vector via a tender offer:
SafeNet, Inc., setting the standard for information security, today announced that it has entered into a definitive agreement to be acquired by an investor group led by Vector Capital in a transaction valued at approximately $634 million. The $28.75 per share price represents a premium of 12% over the SafeNet average closing share price during the 30 trading days ended March 2, 2007 and a 57% premium over its closing stock price on October 2, 2006, the last date before the Company commenced intensive efforts to explore its strategic alternatives.
     Under the terms of the agreement, a subsidiary of Vector Capital (Stealth Acquisition Corp.) will commence a tender offer to acquire all of the outstanding shares of SafeNet common stock for $28.75 per share in cash. The offer is expected to commence on or before March 12, 2007, and will expire at midnight on the 20th business day following and including the commencement date, unless extended in accordance with the terms of the merger agreement and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”).
     The Board of Directors of SafeNet unanimously approved the definitive agreement and recommends that shareholders tender their shares into the tender offer. Members of SafeNet’s Board have agreed to tender their shares.
     Walter Straub, SafeNet’s Chairman and CEO, said, “Over the past five months, our Board of Directors engaged in an extremely thorough review of all strategic options available to the Company, including a broad solicitation process that resulted in significant competitive interest in our Company. Based on this comprehensive process, the Board determined that being acquired by Vector Capital and its partners represents a compelling opportunity that is in the best interest of our shareholders, customers and employees.”
     “In Vector, we have identified a partner that is committed to assisting the Company to fully realize its opportunities while we continue to address our issues and build momentum in our business,” continued Straub.
     Chris Nicholson, a Partner at Vector, said, “SafeNet’s full suite of leading government and industry security solutions uniquely position the Company with its strong customer base, and we look forward to working with SafeNet’s talented employees and management team to build lasting value for the Company and its customers.”

     David Fishman, a Principal at Vector commented, “The challenges of being a public company today can sometimes inhibit growth in companies like SafeNet. We believe SafeNet will significantly benefit from being a private company, and will be in a better position to help achieve its goal of providing leading security solutions to both its Government and Commercial customers.”
     The tender offer is conditioned upon, among other things, approximately 78% of SafeNet’s shares being tendered in the offer based on the current shares and options outstanding. If the Company becomes current in its SEC filings, the minimum tender condition will be reduced to a majority of the fully diluted eligible shares.
     The transaction is not subject to any financing condition. The transaction will be financed through a combination of equity and debt, with the debt financing committed by Deutsche Bank and Citigroup Global Markets and the equity committed by Vector and certain of its partners. Provided that the minimum tender condition is met, the transaction is expected to be completed during the second quarter of 2007, subject to customary closing conditions and regulatory approvals. There can be no assurance that the transaction will be approved or consummated.
     Merrill Lynch is acting as financial advisor to SafeNet, Inc., and Wachtell, Lipton, Rosen & Katz is acting as the Company’s legal advisor. Credit Suisse also was retained to provide certain financial advisory services to the Board of Directors of SafeNet. O’Melveny and Myers is acting. as legal advisor to Vector Capital. Deutsche Bank served as lead financial advisor and co-lead arranger of the debt financing and Citigroup Global Markets Inc. served as co-advisor and co-lead arranger.
     110. It is apparent from the Buy Out press release that the Individual Defendants have resolved to take SafeNet private as quickly as possible. Indeed, defendants agreed to a tender offer for the Company’s shares that will begin in less than a week from the Buy Out announcement—on March 12, 2007. This short time is unfair to the Company’s shareholders as it does not give them enough time to fully digest information concerning the worth of the Company and whether or not to make an informed decision to tender their shares. SafeNet does not even have current and accurate financial information due to the pending restatement of its fiscal year 2000 through first fiscal quarter 2006 financial statements. The reason for the rapid timing of the tender offer is clear: defendants wish to quickly take SafeNet private so that they can escape liability in connection with the Litigation.

     111. SafeNet’s disclosures accompanying the March 5, 2007 tender offer announcement are critically deficient. Among other things, defendants failed to:
          (a) disclose the value of the Company’s claims against defendants in connection with their illegal backdating of SafeNet stock options;
          (b) disclose the final results of the backdating investigation;
          (c) disclose that the backdating claims may be compromised or extinguished by the tender offer;
          (d) disclose accurate financial data for SafeNet for the past six years; and.
           (e) disclose that the tender offer does not represent an appreciable premium above or beyond the $28.30 closing price of the Company’s shares on the last trading day before the tender offer was announced on March 5, 2007.
          112. Furthermore, defendants have failed to timely file a Schedule 14D-9, which contains critical disclosures necessary for SafeNet’s shareholders to make a fully informed decision.
SELF-DEALING IN CONNECTION WITH THE BUY OUT
     113. By reason of their positions with SafeNet, the Individual Defendants are in possession of non-public information concerning the financial condition and prospects of SafeNet, and especially the true value and expected increased future value of SafeNet and its assets, which they have not disclosed to SafeNet’s public stockholders. Moreover, despite their duty to maximize shareholder value, the defendants have clear and material conflicts of interest and are acting to better their own interests at the expense of SafeNet’s public shareholders. Specifically, the Buy Out is structured to indemnify certain of the defendants of liability that they face in connection with the Litigation.
     114. The proposed sale is wrongful, unfair and harmful to SafeNet’s public stockholders, and represents an effort by defendants to aggrandize their own financial position and interests at the expense of and to the detriment of Class members. Specifically, defendants are attempting to deny plaintiff and the Class their shareholder rights via the sale of SafeNet on terms that do not adequately value the Company. Accordingly, the Acquisition will only benefit defendants and Vector.
     115. In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require:
•	Withdraw their consent to the tender offer for SafeNet’s shares and allow the shares to trade freely – without impediments;

•	Act independently so that the interests of SafeNet’s public stockholders will be protected;

•	Adequately ensure that no conflicts of interest exist between defendants’ own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of SafeNet’s public stockholders; and

•	Solicit competing bids to Vector’s tender offer to assure that the Company’s shareholders are receiving the maximum value for their shares.
     116. The Individual Defendants have also approved the Acquisition so that it will result in the eventual transfer of 100% of SafeNet’s unique assets, revenues and profits to Vector if the tender offer is successful. Thus, all of SafeNet’s operations will now accrue to the benefit of Vector.
DEFENDANTS FAILED TO MAXIMIZE SHAREHOLDER VALUE
     117. As a result of defendants’ conduct, SafeNet’s public stockholders have been and will continue to be denied the fair process and arm’s-length negotiated terms to which they are entitled in a sale of their Company. In order to meet their fiduciary duties, defendants are obligated to maximize shareholder value, not structure a preferential deal for themselves.
     118. The $28.75 per share offer price does not reflect the true inherent value of the Company that was known only to defendants, as directors and officers of SafeNet, at the time the

Buy Out was announced. This value—which far exceeds the $28.75 per share Buy Out offer—includes the returns from the Department. of Defense contract as well as SafeNet’s other recently announced contracts and partnerships and the return of damage caused by defendants illegal backdating practices.
CLASS ACTION ALLEGATIONS
     119. Plaintiff brings this action on his own behalf and as a class action on behalf of all holders of SafeNet stock who are being and will be harmed by defendants’ actions described below (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendants.
     120. This action is properly maintainable as a class action.
     121. The Class is so numerous that joinder of all members is impracticable. According to SafeNet’s SEC filings, there were more than 27 million shares of SafeNet common stock outstanding as of May 4, 2006.
     122. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:
          (a) whether the Individual Defendants have breached their fiduciary duties of undivided loyalty, independence or due care with respect to plaintiff and the other members of the Class in connection with the Buy Out;
          (b) whether the Individual Defendants are engaging in self dealing in connection with the Buy Out;
          (c) whether the Individual Defendants have breached their fiduciary duty to secure and obtain the best price reasonable under the circumstances for the benefit of plaintiff and the other members of the Class in connection with the Buy Out;

          (d) whether the Individual Defendants are unjustly enriching themselves and other insiders or affiliates of SafeNet;
          (e) whether the Individual Defendants are attempting to escape liability in connection with the Litigation;
          (f) whether the Individual Defendants have breached any of their other fiduciary duties to plaintiff and the other members of the Class in connection with the Buy Out, including the duties of good faith, diligence, honesty and fair dealing;
          (g) whether the Individual Defendants have breached their fiduciary duties of candor to plaintiff and the other members of the Class in connection with the Buy Out by failing to disclose all material information concerning the Buy Out;
          (h) whether the Individual Defendants, in bad faith and for improper motives, have impeded or erected barriers to discourage other offers for the Company or its assets; and
          (i) whether plaintiff and the other members of the Class would be irreparably harmed were the transactions complained of herein consummated.
     123. Plaintiffs claims are typical of the claims of the other members of the Class and plaintiff does not have any interests adverse to the Class.
     124. Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class.
     125. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.
     126. Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

     127. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

DERIVATIVE ALLEGATIONS
     128. Plaintiff brings this action derivatively in the right and for the benefit of SafeNet to redress injuries suffered, and to be suffered, by SafeNet as a direct result of the breaches of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment, as well as the aiding and abetting thereof, by the Individual Defendants. SafeNet is named as a nominal defendant solely in a derivative capacity in the context of the derivative allegations. This is not a collusive action to confer jurisdiction on this Court that it would not otherwise have.
     129. Plaintiff will adequately and fairly represent the interests of SafeNet in enforcing and prosecuting its rights.
     130. Plaintiff is and was and owner of the stock of SafeNet during times relevant to the Individual Defendants’ wrongful course of conduct alleged herein, and remains a shareholder of the Company.
     131. On December 20, 2006, plaintiff made a demand upon SafeNet’s Board under Maryland law and Delaware Chancery Court Rule 23.1 that they investigate the Company’s current and former officers’ and directors’ involvement in the illegal backdating practices and commence litigation against those responsible. A true and correct copy of plaintiffs demand is attached at Exhibit A.
     132. On February 28, 2007, Richard H. Klapper, writing on behalf of the Board, responded that the Board would not make a substantive response to plaintiffs letter because a number of other SafeNet shareholders had already filed shareholder derivative lawsuits and that a Special Litigation Committee (“SLC”) had been formed. A true and correct copy of the Board’s response is attached at Exhibit B.
     133. On March 5, 2007, the Board and the SLC’s true intentions were made evident when SafeNet announced the Buy Out tender offer. The Board and SLC do not intend to investigate plaintiffs demand or commence litigation against responsible parties. Rather, the Board and SLC intend the opposite: they are attempting to extinguish SafeNet as a public company and the Company’s backdating claims. This act is tantamount to a refusal to plaintiffs demand. Thus, plaintiff brings this instant action.
DEFENDANTS ACTIVELY CONCEALED THEIR ILLEGAL BACKDATING
PRACTICES
     134. At times relevant hereto, defendants took affirmative steps to conceal their backdating actions by authorizing or otherwise causing the Company to issue proxy statements, Form 3s, Form 4s, Form 5s. Form 10-Qs, Form 10-Ks and other SEC filings and public statements that contained false disclosures concerning the grant dates of options granted to SafeNet insiders. These false disclosures prevented plaintiff from recognizing that SafeNet insiders were illegally backdating their stock option grants.
     135. Indeed, before the March 18, 2006 Wall Street Journal article, titled “The Perfect Payday: Some CEOs reap millions by landing stock options when they are most valuable. Luck — or something else?”, the public consensus was that favorable option timing could be largely explained by an insider’s ability to predict that favorable company news was coming and that insiders were timing grants to take advantage of it. This consensus was not challenged until academic research—that included examinations of thousands of companies—revealed that it was likely that grant dates had been filled in retroactively.
     136. Thus, due to the public consensus that favorable option timing could be explained away by an insider’s ability to predict the stock price and defendants’ active concealment of their backdating practices, shareholders were prevented from recognizing the validity of the claims prior to the March 18, 2006 Wall Street Journal article. The first public disclosure of backdating specifically at SafeNet did not occur until May 18, 2006 when the Company announced that it was under investigation by the U.S. Attorney’s Office.

     137. Further, plaintiffs ignorance of defendants’ illegal backdating practices was not attributable to a lack of due diligence. It would be unreasonable to expect plaintiff —a typical shareholder to undertake costly and extensive academic research and statistical analysis when defendants’ false public statements indicated that stock options were being properly granted. In any case, plaintiff was entitled to rely upon the truthfulness of the disclosures contained within SafeNet’s public statements and SEC filings.
     138. After the May 18, 2006 public disclosure of backdating practices at SafeNet, plaintiff conducted an investigation of defendants’ prior option grants, discovered numerous suspicious grants dated at extremely favorable exercise prices and brought this action on behalf of SafeNet to preserve the Company’s claims against the wrongdoers responsible for illegal backdating.
FIRST CAUSE OF ACTION
Class Claim for Breach of Fiduciary Duties Against the Current Director Defendants and
SafeNet in Connection with the Buy Out
     139. Plaintiff repeats and realleges each allegation set forth herein.
     140. The Current Director Defendants and SafeNet have knowingly and recklessly and in bad faith violated fiduciary duties of care, loyalty, good faith, candor and independence owed to the public shareholders of SafeNet and have acted to put their personal interests ahead of the interests of SafeNet’s shareholders.
     141. By the acts, transactions and courses of conduct alleged herein, the Current Director Defendants and SafeNet, individually and acting as a part of a common plan, knowingly or recklessly and in bad faith are attempting to unfairly deprive plaintiff and other members of the Class of the true value of their investment in SafeNet.
     142. The Current Director Defendants and SafeNet have knowingly or recklessly and in bad faith violated their fiduciary duties by entering into a transaction with Vector without regard to the fairness of the transaction to SafeNet’s shareholders and by failing to disclose all material information concerning the Buy Out to such shareholders.
     143. As demonstrated by the allegations above, the Current Director Defendants and SafeNet knowingly or recklessly failed to exercise the care required, and breached their duties of loyalty, good faith, candor and independence owed to the shareholders of SafeNet because, among other reasons:
          (a) they failed to take steps to maximize the value of SafeNet to its public shareholders and they took steps to avoid competitive bidding, to cap the price of SafeNet’s stock and to give defendants an unfair advantage, by, among other things, arranging for the tender offer to commence less than one week after the Buy Out announcement;
          (b) they failed to properly value SafeNet;
          (c) they ignored or did not protect against the numerous conflicts of interest resulting from the directors’ own interrelationships or connection with the Buy Out; and
          (d) they failed to disclose all material information that would permit SafeNet’s shareholders to make a fully informed decision as to whether or not they should tender their shares in connection with the Buy Out.
     144. Because the Current Director Defendants dominate and control the business and corporate affairs of SafeNet, and are in possession of private corporate information concerning SafeNet’s assets, business and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of SafeNet which makes it inherently unfair for them to pursue any proposed transaction wherein they will reap disproportionate benefits to the exclusion of maximizing stockholder value.
     145. By reason of the foregoing acts, practices and course of conduct, defendants have knowingly or recklessly and in bad faith failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiff and the other members of the Class.

     146. Unless enjoined by this Court, the Current Director Defendants and SafeNet will continue to knowingly or recklessly and in bad faith breach their fiduciary duties owed to plaintiff and the Class, and may consummate the proposed Buy Out which will exclude the Class from its fair share of SafeNet’s valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class.
     147. The Current Director Defendants are engaging in self dealing, are not acting in good faith toward plaintiff and the other members of the Class, and knowingly or recklessly have breached and are continuing to breach their fiduciary duties to the members of the Class.
     148. As a result of the Current Director Defendants’ and SafeNet’s unlawful actions, plaintiff and the other members of the Class will be irreparably harmed in that they will not receive their fair portion of the value of SafeNet’s assets and business and will be prevented from obtaining the real value of their equity ownership of the Company. Unless the proposed Buy Out is enjoined by the Court, the Current Director Defendants and SafeNet will continue to knowingly or recklessly and in bad faith breach their fiduciary duties owed to plaintiff and the members of the Class, will not engage in arm’s-length. negotiations on the Buy Out terms, and will not supply to SafeNet’s minority stockholders sufficient information to enable them to make an informed decision. as to the Buy Out tender offer and may consummate the proposed Buy Out, all to the irreparable harm of the members of the Class.
     149. SafeNet is named as a defendant in the context of this claim solely to allow plaintiff and the class to seek injunctive relief. Plaintiff and the class are not seeking damages against SafeNet.
     150. Plaintiff and the members of the Class have an inadequate remedy at law. Only through the exercise of this Court’s equitable powers can plaintiff and the Class be fully protected from the immediate and irreparable injury which defendants’ actions threaten to inflict.
SECOND CAUSE OF ACTION
Derivative Claim Against the Individual Defendants for Unjust Enrichment

     151. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.
     152. By their wrongful acts and omissions, defendants were unjustly enriched at the expense of and to the detriment of SafeNet. These wrongful acts included the approval of improperly backdated stock options by the Director Defendants as well as the receipt of undeserved compensation in connection with those options by the Officer Defendants.
     153. Plaintiff, as a shareholder and representative of SafeNet, seeks restitution from these defendants, and each of them, and seek an order of this Court disgorging all profits, benefits and other compensation obtained by these defendants, and each of them, from their wrongful conduct and fiduciary breaches.
THIRD CAUSE OF ACTION
Derivative Claim Against the Individual Defendants for Breach of Fiduciary Duty for
Approving Improperly Dated Stock Option Grants to SafeNet’s Executive Officers
     154. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.
     155. The Individual Defendants owed and owe SafeNet fiduciary obligations. By reason of their fiduciary relationships, the Officer Defendants and Director Defendants owed and owe SafeNet the highest obligation of good faith, fair dealing, loyalty and due care.
     156. The Individual Defendants, and each of them, violated and breached their fiduciary duties of care, loyalty, reasonable inquiry, oversight, good faith and supervision.
     157. Each of the Individual Defendants had actual or constructive knowledge that they had approved the improper backdating of stock option grants and the corresponding issuance of inaccurate financial results that did not properly account for the stock option grants and failed to correct or prevent these improprieties. These actions could not have been a good faith exercise of prudent business judgment to protect and promote the Company’s corporate interests.

     158. As a direct and proximate result of the Individual Defendants’ failure to perform their fiduciary obligations, SafeNet has sustained significant damages. As a result of the misconduct alleged herein, the Individual Defendants are liable to the Company.
     159. Plaintiff on behalf of SafeNet has no adequate remedy at law.
FOURTH CAUSE OF ACTION
Derivative Claim Against the Insider Selling Defendants for Breach of Fiduciary
Duties for Insider Selling and Misappropriation of Information
     160. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.
     161. At the time of the stock sales stated herein, the Insider Selling Defendants knew the information described above, and. sold SafeNet common stock on the basis of such information.
     162. The information described above was proprietary non-public information concerning the Company’s financial condition and future business prospects. It was a proprietary asset belonging to the Company, which the Insider Selling Defendants used for their own benefit when they sold SafeNet common stock.
     163. At the time of their stock sales, the Insider Selling Defendants knew that the Company’s revenues were materially overstated because of the undisclosed stock option and other related compensation expenses. The Insider Selling Defendants’ sales of SafeNet common stock while in possession and control of this material adverse and non-public information was a breach of their fiduciary duties of loyalty and good faith.
     164. Since the use of the Company’s proprietary information for their own gain constitutes a breach of the Insider Selling Defendants’ fiduciary duties, the Company is entitled to the imposition of a constructive trust on any profits the Insider Selling Defendants obtained thereby.

FIFTH CAUSE OF ACTION
Derivative Claim Against the Individual Defendants for Abuse of Control
     165. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.
     166. The Individual Defendants’ misconduct alleged herein constituted an abuse of their ability to control and influence SafeNet, for which they are legally responsible.
     167. As a direct and proximate result of the Individual Defendants’ abuse of control, SafeNet has sustained significant damages.
     168. As a result of the misconduct alleged herein, the Individual Defendants are liable to the Company.
     169. Plaintiff on behalf of SafeNet has no adequate remedy at law.
SIXTH CAUSE OF ACTION
Derivative Claim Against the Individual Defendants for Gross Mismanagement
     170. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.
     171. By their actions alleged herein, the Individual Defendants, either directly or through aiding and abetting, abandoned and abdicated their responsibilities and fiduciary duties with regard to prudently managing the assets and business of SafeNet in a manner consistent with the operations of a publicly held corporation.
     172. As a direct and proximate result of the Individual Defendants’ gross mismanagement and breaches of duty alleged herein, SafeNet has sustained significant damages.
     173. As a result of the misconduct and breaches of duty alleged herein, the Individual Defendants are liable to the Company.
     174. Plaintiff on behalf of SafeNet has no adequate remedy at law.

SEVENTH CAUSE OF ACTION
Derivative Claim Against the Individual Defendants for Waste of Corporate Assets
     175. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.
     176. As a result of the improprieties alleged herein, and by failing to properly consider the interests of the Company and its public shareholders by failing to conduct proper supervision, defendants have caused SafeNet to waste valuable corporate assets and incur costs to conduct investigations, hire outside counsel, accounting firms and consultants, and to direct manpower to the task of restating SafeNefs past financials to correct for the improperly backdated stock option grants.
     177. As a result of the waste of corporate assets, the Individual Defendants are liable to the Company.
     178. Plaintiff on behalf of SafeNet has no adequate remedy at law.
EIGHTH CAUSE OF ACTION
Derivative Claim Against the Individual Defendants for an Accounting
     179. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.
     180. At all relevant times, the defendants, as directors and/or officers of SafeNet, owed the Company and its shareholders fiduciary duties of good faith, care, candor and loyalty.
     181. In breach of their fiduciary duties owed to SafeNet and its shareholders, the defendants authorized the granting of backdated SafeNet stock options to themselves and/or certain other SafeNet insiders. By this wrongdoing, the defendants breached their fiduciary duties owed to SafeNet and its shareholders.
     182. The defendants possess complete and unfettered control over their improperly issued stock option grants and the books and records of the Company concerning the details of such improperly backdated stock option grants to the defendants.

     183. As a result of defendants’ misconduct, SafeNet has been substantially injured and damaged financially and is entitled to a recovery as a result thereof, including the proceeds of those improperly granted options which have been exercised and sold.
     184. Plaintiff demands an accounting be made of all stock options grants made to defendants, including, without limitation, the dates of the grants, the amounts of the grants, the value of the grants, the recipients of the grants, the exercise date of stock options granted to the defendants, as well as the disposition of any proceeds received by the defendants via sale or other exercise of backdated stock option grants.
NINTH CAUSE OF ACTION
Derivative Claim Against the Officer and Director Defendants for Rescission
     185. Plaintiff incorporates by reference and reallege each and every allegation contained above as though fully set forth herein.
     186. As a result of the acts alleged herein, the stock option contracts between the Officer and Director Defendants and SafeNet entered into at times relevant were obtained through defendants’ breaches of fiduciary duties, unjust enrichment, gross mismanagement and abuse of control. Further, the backdated stock options were illegal in that they were backdated in violation of applicable law. Moreover, defendants authorized these options in breach of the terms of the publicly filed employment agreements and the Company’s stock option plans, which were also approved by SafeNet shareholders and filed with the SEC. Consequently, the option grants are void.
     187. All contracts which provide for stock option grants between the Defendants and SafeNet and were entered into during times relevant hereto should, therefore, be rescinded, with all sums, proceeds and profits under such contracts returned to the Company, and all such executory contracts cancelled and declared void.

TENTH CAUSE OF ACTION
Derivative Claim Against the Individual Defendants for Constructive Trust
     188. Plaintiff incorporates by reference and realleges each and every allegation contained above as though fully set forth herein.
     189. As a result of the acts alleged herein, defendants authorized the grant of backdated or otherwise manipulated equity based compensation to themselves and other SafeNet insiders. In effect, these backdated options and other manipulated equity or incentive based compensation constitutes illegal compensation in violation of SafeNet’s stock option plans, employment contracts and other compensation polices.
     190. The Company has a right for the return of this compensation because it was illegally authorized by the defendants and paid out of the Company’s assets.
     191. Defendants and other SafeNet insiders profited from the illegally backdated options by wrongful acts.
     192. Accordingly, plaintiff seeks a declaratory judgment that the illicit stock options, and all proceeds derived from exercise thereof and any assets or other property acquired in connection therewith, are and have been held in constructive trust for the Company’s benefit from the true grant date of the manipulated stock options and other equity or incentive based compensation.
PRAYER FOR RELIEF
Relief for Derivative Claims
     WHEREFORE, plaintiff demands relief on behalf of SafeNet as follows:
     A. Against all of the Individual Defendants and in favor of the Company for the amount of damages sustained by the Company as a result of the Individual Defendants’ breaches of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment;

     B. Directing SafeNet to take all necessary actions to reform and improve their corporate governance and internal procedures to comply with applicable laws and to protect SafeNet and its shareholders from a repeat of the damaging events described herein, including, but not limited to, putting forward for shareholder vote resolutions for amendments to the Company’s By-Laws or Articles of Incorporation and taking such other action as may be necessary to place before shareholders for a vote the following Corporate Governance Policies:
          1. a proposal to remove from the Board and its committees all directors who are found to have participated in the illegal stock options backdating;
          2. a proposal to strengthen the Board’s supervision of operations and develop and implement procedures for greater shareholder input into the policies and guidelines of the Board;
          3. a proposal to ensure that all stock options granted to executive and non-executive employees are properly awarded, valued and administered;
          4. a provision to control and limit insider stock selling;
          5. a provision to permit the shareholders of SafeNet to nominate at least three candidates for election to the Board; and
          6. a proposal to appropriately test and then strengthen the internal audit and control functions.
     C. Extraordinary equitable and/or injunctive relief as permitted by law, equity and state statutory provisions issued hereunder, including attaching, impounding or otherwise restricting the proceeds of defendants’ trading activities, backdated stock options or their other assets so as to assure that plaintiff, on behalf of SafeNet, has an effective remedy;
     D. Directing an accounting of all undisclosed backdated stock options granted, directing that all the unexercised backdated and/or improperly manipulated options granted to defendants be cancelled, ordering the financial gains obtained via the exercise of such stock options returned to the Company, and ordering SafeNet to revise the Company’s financial statements to reflect the truth concerning these option grants;
     E. Declaring that all stock options that were issued to defendants and illegally backdated are void and all proceeds from their exercise or sale are and have been held in constructive trust by defendants for the Company;
     F. Declaring that defendants’ illicit and illegally obtained stock options, and all proceeds derived from the exercise thereof, and any assets or other property acquired in connection therewith, are and have been held in constructive trust by defendants for the Company’s benefit from the true grant date of the manipulated stock options and other equity or incentive based compensation;
     G. Awarding to SafeNet restitution from the defendants, and each of them, and ordering disgorgement of all profits, benefits and other compensation obtained by the defendants through the improper backdating of stock option grants;
     H. Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and
     I. Granting such other and further equitable relief as this Court may deem just and proper.
Relief for Class Claim
     WHEREFORE, plaintiff demands injunctive relief, in his favor and in the favor of the Class against defendants as follows:
A. Declaring that this action is properly maintainable as a class action;
     B. Declaring and decreeing that the Buy Out agreement was entered into in breach of the fiduciary duties of defendants and is therefore unlawful and unenforceable;
     C. Enjoining defendants, their agents, counsel, employees and all persons acting in concert with them from initiating the Buy Out tender offer, unless and until the Company adopts and implements a procedure or process to adequately inform the Company’s shareholders and obtain the highest possible price for shareholders;
     D. Directing defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of SafeNet’s shareholders until the process for the sale, tender or auction of the Company is completed and the highest possible price is obtained;
     E. Rescinding, to the extent already implemented, the Buy Out or any of the terms thereof;
     F. Imposition of a constructive trust, in favor of plaintiff and members of the class, upon any benefits improperly received by defendants as a result of their wrongful conduct;
     G. Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and
     H. Granting such other and further equitable relief as this Court may deem just and proper.

JURY DEMAND
     Plaintiff demands a trial by jury.

DATED: March 12, 2007	THE MASON LAW FIRM

GARY E. MASON
DONNA F. SOLEN
1225 19th Street, N.W., Suite 500
Washington, DC 20036
Telephone: (202) 429-2290
Facsimile: (202) 429-2294

ROBBINS UMEDA & FINK, LLP
BRIAN J. ROBBINS
FELIPE J. ARROYO
ASHLEY R. PALMER
610 West Ash Street, Suite 1800
San Diego, CA 92101 Telephone: (619) 525-3990
Facsimile: (619) 525-3991

SHUMAN & BERENS LLP
KIP B. SHUMAN
801 East 17th Avenue
Denver, Colorado 80218
Telephone: (303) 861-3003
Facsimile: (303) 830-6920

Attorneys for Plaintiff